UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.              )

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MATERION CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Materion Corporation

6070 Parkland Blvd.

Mayfield Heights, Ohio 44124

Notice of Annual Meeting of Shareholders

The annual meeting of shareholders of Materion Corporation will be held at Executive Caterers at Landerhaven, 6111 Landerhaven Dr., Mayfield Heights, Ohio 44124 on May 2, 2012 at 11:00 a.m., local time, for the following purposes:

(1)	To elect three directors, each to serve for a term of three years and until a successor is elected and qualified;

(2)	To ratify Ernst & Young LLP as the independent registered public accounting firm for Materion Corporation for the year 2012;

(3)	To approve, by non-binding vote, named executive officer compensation; and

(4)	To transact any other business that may properly come before the meeting.

Shareholders of record as of the close of business on March 9, 2012 are entitled to notice of the meeting and to vote at the meeting or any adjournment or postponement of the meeting.

Michael C. Hasychak

Secretary

March 30, 2012

Important — your proxy is enclosed.

Please sign, date and return your proxy in the accompanying envelope.

MATERION CORPORATION

6070 Parkland Blvd.

Mayfield Heights, Ohio 44124

PROXY STATEMENT

March 30, 2012

GENERAL INFORMATION

Your Board of Directors is furnishing this proxy statement to you in connection with our solicitation of proxies to be used at our annual meeting of shareholders to be held on May 2, 2012. The proxy statement is being mailed to shareholders on March 30, 2012.

Registered Holders.     If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so by telephone, over the Internet or by mail.

By telephone.     After reading the proxy materials and with your proxy card in front of you, you may call the toll-free number 1-800-560-1965, using a touch-tone telephone. You will be prompted to enter the last four digits of your Social Security Number or Tax Identification Number. Then follow the simple instructions that will be given to you to record your vote.

Over the Internet.     After reading the proxy materials and with your proxy card in front of you, you may access the web site at http://www.eproxy.com/mtrn. You will be prompted to enter the last four digits of your Social Security Number or Tax Identification Number. Then follow the simple instructions that will be given to you to record your vote.

By mail.     After reading the proxy materials, you may mark, sign and date your proxy card and return it in the enclosed prepaid and addressed envelope.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly. Without affecting any vote previously taken, you may revoke your proxy by delivery to us of a new, later dated proxy with respect to the same shares, or giving written notice to us before or at the annual meeting. Your presence at the annual meeting will not, in and of itself, revoke your proxy.

Participants in the Savings and Investment Plan and/or the Payroll Stock Ownership Plan (PAYSOP).     If you participate in the Savings and Investment Plan and/or the PAYSOP, the independent Trustee for each plan, Fidelity Management Trust Company, will vote your plan shares according to your voting directions. You may give your voting directions to the plan Trustee in any one of the three ways set forth above. If you do not return your proxy card or do not vote over the Internet or by telephone, the Trustee will not vote your plan shares. Each participant who gives the Trustee voting directions acts as a named fiduciary for the applicable plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Nominee Shares.     If your shares are held by a bank, broker, trustee or some other nominee, that entity will give you separate voting instructions.

At the close of business on March 9, 2012, the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting, we had outstanding and entitled to vote 20,638,376 shares of common stock.

Each outstanding share of common stock entitles its holder to one vote on each matter brought before the meeting. Under Ohio law, shareholders have cumulative voting rights in the election of directors, provided that the shareholder gives not less than 48 hours notice in writing to the President, any Vice President or the Secretary of Materion Corporation that the shareholder desires that voting at the election be cumulative, and provided further that an announcement is made upon the convening of the meeting informing shareholders that notice requesting cumulative voting has been given by the shareholder. When cumulative voting applies, each share has a number of votes equal to the number of directors to be elected, and a shareholder may give all of the shareholder’s votes to one nominee or divide the shareholder’s votes among as many nominees as he or she sees fit. Unless contrary instructions are received on proxies given to us, in the event that cumulative voting applies, all votes represented by the proxies will be divided evenly among the candidates nominated by the Board of Directors, except that if voting in this manner would not be effective to elect all the nominees, the votes will be cumulated at the discretion of the Board of Directors so as to maximize the number of the Board of Directors’ nominees elected.

In addition to the solicitation of proxies by mail, we may solicit the return of proxies in person and by telephone, facsimile or e-mail. We will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of shares and will reimburse them for their expenses. We will bear the cost of the solicitation of proxies. We retained Georgeson, Inc., at an estimated cost of $7,500 plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

Abstentions and Broker Non-Votes.     At the annual meeting, the inspectors of election appointed for the meeting will tabulate the results of shareholder voting. Under Ohio law and our code of regulations, properly signed proxies that are marked “abstain” or are held in “street name” by brokers and not voted on one or more of the items (but otherwise voted on at least one item) before the meeting will be counted for purposes of determining whether a quorum has been achieved at the annual meeting.

Your broker or other nominee will not be able to vote your shares with respect to the election of directors if you have not provided directions to your broker. Abstentions and broker non-votes will not affect the vote on the election of directors (Proposal 1).

Because the vote to ratify the appointment of Ernst & Young LLP (Proposal 2) is considered “routine,” your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions. An abstention will have no effect on this proposal as the abstention will not be counted in determining the number of votes cast.

An abstention or broker non-vote with respect to the non-binding vote to approve named executive officer compensation (Proposal 3) will have no effect on the proposal as the abstention or broker non-vote will not be counted in determining the number of votes cast.

*        *        *

We know of no other matters that will be presented at the meeting; however, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

If you sign, date and return your proxy card but do not specify how you want to vote your shares, your shares will be voted as indicated on the proxy card.

1.            ELECTION OF DIRECTORS

Our articles of incorporation and code of regulations provide for three classes of directors whose terms expire in different years. At the present time, it is intended that proxies will be voted for the election of Richard J. Hipple, William B. Lawrence and Geoffrey Wild.

Your Board of Directors recommends a vote for these nominees.

William P. Madar, who is a current director in the class of directors whose term expires at the annual meeting, has not been nominated to stand for re-election at the annual meeting pursuant to the Retirement Policy contained in our Policy Statement on Significant Corporate Governance Issues. Effective as of Mr. Madar’s retirement, the size of the class of directors whose term expires at this annual meeting will be reduced to three members.

If any of these nominees becomes unavailable, it is intended that the proxies will be voted as the Board of Directors determines. We have no reason to believe that any of the nominees will be unavailable. The three nominees receiving the greatest number of votes for their election will be elected as directors of Materion Corporation. However, our Board of Directors recently adopted a Majority Voting Policy whereby, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” election is expected to tender his or her resignation following certification of the shareholder vote, subject to a 90-day review process by our Governance and Organization Committee and Board of Directors to consider whether the tendered resignation should be accepted. An abstention or broker non-vote is not treated as a vote “withheld” under our Majority Voting Policy. For additional details on the Majority Voting Policy, see page 11 of this proxy statement.

In July 2011, we increased the number of members of the Board of Directors from nine to 11 and appointed Geoffrey Wild and Dr. Darlene J. S. Solomon as new directors to fill the vacancies created by the increases in the size of the Board. Mr. Wild joined the class of directors whose term expires at the annual meeting, and Dr. Solomon joined the class of directors whose term expires at the 2013 annual meeting. Mr. Wild and Dr. Solomon were each recommended as a director by a search consultant retained by the Board of Directors.

The following sets forth information concerning the nominees and the directors whose terms of office will continue after the meeting:

Directors Whose Terms End in 2012

Richard J. Hipple, Chairman, President and Chief Executive Officer, Materion Corporation. In May 2006, Mr. Hipple was named Chairman and Chief Executive Officer of Materion Corporation. He has served as President since May 2005 and as Chief Operating Officer from May 2005 until May 2006. Mr. Hipple was President of Performance Alloys from May 2002 until May 2005. He joined the Company in July 2001 as Vice President of Strip Products, Performance Alloys and served in that position until May 2002. Prior to joining Materion Corporation, Mr. Hipple was President of LTV Steel Company, a business unit of The LTV Corporation, an integrated steel producer and metal fabricator. Mr. Hipple has served on the Board of Directors of Ferro Corporation since June 2007 and as Lead Director since April 2010. Mr. Hipple is 59 years old. Mr. Hipple’s broad experience and deep understanding of the Company and the materials business, combined with his drive for innovation and excellence, positions him well to serve as our Chairman, President and Chief Executive Officer.

William B. Lawrence, Former Executive Vice President, General Counsel and Secretary, TRW, Inc. (Advanced technology products and services). Prior to the sale of TRW, Inc. to Northrop Grumman Corporation in December 2002, Mr. Lawrence served as TRW’s Executive Vice President, General Counsel and Secretary since 1997 and held various other executive positions at TRW since 1976. Mr. Lawrence has also served on the Board of Directors of Ferro Corporation since 1999. Mr. Lawrence is 67 years old and has been a director of Materion Corporation since 2003. Mr. Lawrence’s background as an Executive Vice President, General Counsel and Secretary of TRW, Inc. and as a director at Ferro Corporation provides him with the knowledge and experience to address the complex legislative, governance and financial issues facing global companies today.

Geoffrey Wild, Chief Executive Officer, AZ Electronic Materials S.A. (Specialty chemicals and materials). Mr. Wild has served as the Chief Executive Officer and a director of AZ Electronic Materials since 2010. From 2008 to 2009, Mr. Wild was President and Chief Executive Officer of Portland, Oregon-based, Cascade

Microtech, Inc. (Precision electrical measurement products and services). Prior to that time, from 2002 to 2007, Mr. Wild was Chief Executive Officer of Nikon Precision Inc. (Precision optical products). Mr. Wild served on the Board of Directors of Axcelis Technologies, Inc. until April 2011. Mr. Wild is 56 years old and he was appointed to the Board of Directors in July 2011. Mr. Wild’s substantial knowledge and management experience in the global semiconductor industry, including the role of a supplier of equipment and materials to international customers, deepens our Board of Directors’ insight into the operational issues that global companies face. Additionally, Mr. Wild’s role as a chief executive officer has exposed him to financial and accounting issues.

Directors Whose Terms End in 2013

Vinod M. Khilnani, Chairman, Chief Executive Officer and President, CTS Corporation (Electronic components and accessories). Mr. Khilnani was appointed Chairman of CTS in May 2009. He has served as President and Chief Executive Officer of CTS Corporation since July 2007. Prior to that time, he served as Senior Vice President and Chief Financial Officer since May 2001. Mr. Khilnani is 59 years old and has been a director of Materion Corporation since 2009. As the Chairman, Chief Executive Officer and President of CTS Corporation and its former Chief Financial Officer, Mr. Khilnani offers a wealth of management experience and business knowledge regarding operational, financial and corporate governance issues, as well as extensive international experience with global operations.

William R. Robertson, Retired Partner, Kirtland Capital Partners (Private equity investments). Mr. Robertson retired as Partner of Kirtland Capital Partners in December 2006. Prior to his retirement, he was a Consulting Partner since August 2005 and from September 1997 through August 2005, he was a Managing Partner of Kirtland Capital. He was President and a director of National City Corporation (Diversified financial holding company) from October 1995 until July 1997. He also served as Deputy Chairman and a director from August 1988 until October 1995. Mr. Robertson has served on Huntington Bancshares Inc.’s Board of Directors since September 2009. Mr. Robertson is also a member of the Board of Managers of the Prentiss Foundation, an emeritus member of the Board of Trustees of the Cleveland Museum of Art and serves as a director of Hartland & Co. Mr. Robertson is 70 years old and has been a director of Materion Corporation since 1997. With his background and expertise in private equity and banking, Mr. Robertson brings a unique and valuable perspective on the capital markets and acquisitions to our Board of Directors.

John Sherwin, Jr., President, Mid-Continent Ventures, Inc. (Venture capital). Mr. Sherwin has been President of Mid-Continent Ventures, Inc. during the past five years. Mr. Sherwin is a director of John Carroll University, an executive in residence at Lakeland Community College and a trustee of The Cleveland Clinic Foundation. Mr. Sherwin is 73 years old and has been a director of Materion Corporation since 1981 and the Lead Director since 2005. Mr. Sherwin brings extensive business and governance experience to our Board of Directors, including a deep understanding of the Company gained in his 31 years of service on the Board of Directors, positioning him well to serve as our Lead Director.

Darlene J. S. Solomon, Ph.D., Senior Vice President and Chief Technology Officer, Agilent Technologies, Inc. (Bio-analytical and electronic measurement). Dr. Solomon has served as Senior Vice President and Chief Technology Officer of Agilent Technologies since 2006. Prior to that time she was Vice President and Director of Agilent Laboratories. Dr. Solomon joined Agilent in 1999 and served in a dual capacity as the director of the Life Sciences Technologies Laboratory and as the senior director, research and development/technology for Agilent’s Life Sciences and Chemical Analysis business. Dr. Solomon is 53 years old and was appointed to the Board of Directors in July 2011. With extensive knowledge and experience in materials measurement and analysis technologies, Dr. Solomon brings to our Board of Directors valuable insight on research and development and other operational issues faced by companies focused on innovations in technology.

Directors Whose Terms End in 2014

Joseph P. Keithley, Former Chairman, Chief Executive Officer and President, Keithley Instruments, Inc. (Electronic test and measurement products). Mr. Keithley had been Chairman of the Board of Keithley Instruments, Inc. since 1991 and a member of its Board of Directors since 1986 until December 2010, when Keithley Instruments, Inc. was purchased by Danaher Corporation. He had served as Chief Executive Officer of

Keithley Instruments, Inc. since November 1993 and as its President since May 1994. He has also served on the Board of Directors of Nordson Corporation since 2001 and Chairman of that board since February 2010. Mr. Keithley has served on the Board of Directors of Axcelis Technologies, Inc. since August 2011. Mr. Keithley is 63 years old and has been a director of Materion Corporation since 1997. Mr. Keithley brings an extensive, broad-based business background from his leadership roles at Keithley Instruments, Inc. to his role on our Board of Directors. Among other things, Mr. Keithley draws upon his extensive knowledge in the global semiconductor, fiber optics, telecommunications and electronics industries garnered while at Keithley Instruments, Inc.

N. Mohan Reddy, Ph.D., Dean and Albert J. Weatherhead III Professor of Management, Weatherhead School of Management, Case Western Reserve University. Dr. Reddy was appointed Dean of the Weatherhead School of Management, Case Western Reserve University in December 2006 and was named Albert J. Weatherhead III Professor of Management, effective January 2007. Prior to that, Dr. Reddy had been Associate Professor of Marketing since 1991 and Keithley Professor of Technology Management from 1996 to 2006 at the Weatherhead School of Management, Case Western Reserve University. Dr. Reddy had served on the Board of Directors of Keithley Instruments, Inc. from 2001 until December 2010, when Keithley Instruments, Inc. was purchased by Danaher Corporation. From February 2011 to October 2011, Dr. Reddy served on the Board of Directors of Lubrizol Corporation when it was purchased by Berkshire Hathaway Inc. Dr. Reddy also serves as consultant to firms in the electronics and semiconductor industries, primarily in the areas of product and market development. Dr. Reddy is 58 years old and has been a director of Materion Corporation since 2000. Dr. Reddy’s knowledge of industrial marketing, technology development and extensive global knowledge in the electronics and semiconductor industries provides valuable insight to our Board of Directors.

Craig S. Shular, Chairman, Chief Executive Officer and President, GrafTech International Ltd. (Electrical industrial apparatus). Mr. Shular was elected Chairman of the Board of GrafTech International in February 2007. He has served as Chief Executive Officer and a director since January 2003 and as President since May 2002. From August 2001 until May 2002, he served as Executive Vice President of GrafTech’s largest business, Graphite Electrodes. Mr. Shular joined GrafTech as its Vice President and Chief Financial Officer in January 1999 and assumed the additional duties of Executive Vice President, Electrode Sales and Marketing in February 2000 until August 2001. Mr. Shular serves on the Board of Directors of Junior Achievement of Greater Cleveland. Mr. Shular is 59 years old and has been a director of Materion Corporation since 2008. As the Chairman, Chief Executive Officer and President and former Chief Financial Officer of GrafTech International Ltd., Mr. Shular brings a breadth of financial and operational management experience and provides the Board with a perspective of someone with all facets of a global enterprise.

CORPORATE GOVERNANCE; COMMITTEES OF THE BOARD OF DIRECTORS

We have adopted a Policy Statement on Significant Corporate Governance Issues and a Code of Conduct Policy in compliance with New York Stock Exchange and Securities and Exchange Commission requirements. These materials, along with the charters of the Audit, Compensation and Governance and Organization Committees of our Board of Directors, which also comply with applicable requirements, are available on our web site at http://materion.com/, or upon request by any shareholder to Secretary, Materion Corporation, 6070 Parkland Blvd., Mayfield Heights, Ohio 44124. We also make our reports on Forms 10-K, 10-Q and 8-K available on our web site, free of charge, as soon as reasonably practicable after these reports are filed with the Securities and Exchange Commission. Any amendments or waivers to our Code of Conduct Policy, Committee Charters and Policy Statement on Significant Corporate Governance Issues will also be made available on our web site. The information on our web site is not incorporated by reference into this proxy statement or any of our periodic reports.

Director Independence

The New York Stock Exchange listing standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the New York Stock Exchange listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the Company, or its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, or its subsidiaries or affiliates. Our Board of Directors has adopted the following standards, which are identical to those of the New York Stock Exchange listing standards, to assist it in its determination of director independence. A director will be determined not to be independent under the following circumstances:

•	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•

the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(a) the director is a current partner or employee of a firm that is the Company’s internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (d) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•

the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or two percent of such other company’s consolidated gross revenues.

Additionally, for purposes of determining whether a director has a material relationship with the Company apart from his or her service as a director, our Board of Directors has deemed the following relationships as categorically immaterial:

•

the director, or an immediate family member, is a current employee, director or trustee of a tax-exempt organization and the Company’s contributions to the organization (excluding Company matching of employee contributions) in any fiscal year are less than $120,000; or

•

the director is a director of a company that has made payments to, or received payments or deposits from, the Company for property, goods or services in the ordinary course of business in an amount which, in any fiscal year, is less than the greater of $1,000,000, or two percent of such other company’s consolidated gross revenues.

Our Board of Directors has affirmatively determined that each of our directors, other than Mr. Hipple, is “independent” within the meaning of that term as defined in the New York Stock Exchange listing standards; a “non-employee director” within the meaning of that term as defined in Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934 (Exchange Act); and an “outside director” within the meaning of that term as defined in the regulations promulgated under section 162(m) of the Internal Revenue Code of 1986 (Code).

Charitable Contributions

Within the last three years, we have made no charitable contributions during any single fiscal year to any charity in which an independent director serves as an executive officer, of over the greater of $1,000,000 or 2% of the charity’s consolidated gross revenues.

Non-management Directors

Our Policy Statement on Significant Corporate Governance Issues provides that the non-management members of the Board of Directors will meet during each regularly scheduled meeting of the Board of Directors. Presently Mr. Sherwin is the lead non-management director (Lead Director).

In addition to the other duties of a director under our Policy Statement on Significant Corporate Governance Issues, the Lead Director, in collaboration with the other independent directors, is responsible for coordinating the activities of the independent directors and in that role will:

•	chair the executive sessions of the independent directors at each regularly scheduled meeting;

•	make recommendations to the Board Chairman regarding the timing and structuring of Board meetings;

•	make recommendations to the Board Chairman concerning the agenda for Board meetings, including allocation of time as well as subject matter;

•	advise the Board Chairman as to the quality, quantity and timeliness of the flow of information from management to the Board;

•	serve as the independent point of contact for shareholders wishing to communicate with the Board other than through management;

•	interview all Board candidates, and provide the Governance and Organization Committee with recommendations on each candidate;

•	maintain close contact with the Chairman of each standing committee and assist in ensuring communi-cations between each committee and the Board;

•	lead the Chief Executive Officer evaluation process; and

•	be the ombudsman for the Chief Executive Officer to provide two-way communication with the Board.

Board Communications

Shareholders or other interested parties may communicate with the Board of Directors as a whole, the Lead Director or the non-management directors as a group, by forwarding relevant information in writing to Lead Director, c/o Secretary, Materion Corporation, 6070 Parkland Blvd., Mayfield Heights, Ohio 44124. Any other communication to individual directors or committees of the Board of Directors may be similarly addressed to the appropriate recipients, c/o Secretary, Materion Corporation, 6070 Parkland Blvd., Mayfield Heights, Ohio 44124.

Board Leadership

Currently, the Chairman of the Board of Directors also serves as the Chief Executive Officer. The Board of Directors has no policy with respect to the separation of these offices. The Board of Directors believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board of Directors to consider it each time that it elects the Chief Executive Officer. The Board of Directors recognizes that there may be circumstances in the future that would lead it to separate these offices, but it believes that there is no reason to do so at this time.

As both a director and officer, Mr. Hipple fulfills a valuable leadership role that the Board believes is essential to the continued success of the Company’s business operations at this time. In the Board’s opinion, Mr. Hipple’s dual role enhances the Company’s ability to coordinate long-term strategic direction with important business opportunities at the operational level and enhances his ability to provide insight and direction on important strategic initiatives impacting the Company and its shareholders to both management and the independent directors.

Unless the Chairman of the Board of Directors is an independent director, the independent directors periodically select from among their number one director who will serve as the Lead Director. The Lead Director works with the Chairman and Chief Executive Officer and other Board members to provide strong, independent oversight of the Company’s management and affairs.

Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. In addition, management also provides a risk management report including a financial risk assessment and enterprise risk management update and information technology contingency plans to the Audit Committee. In setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. Finally, the Company’s Governance and Organization Committee conducts an annual assessment of the Board’s structure for compliance with corporate governance and risk management best practices. The Company believes that the Board’s role in risk oversight is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board and its committees providing oversight in connection with those efforts, with particular focus on the most significant risks facing the Company.

Audit Committee

The Audit Committee held six meetings in 2011. The Audit Committee membership consists of Mr. Lawrence, as Chairman, and Messrs. Keithley, Shular and Wild. Under the Audit Committee Charter, the Audit Committee’s principal functions include assisting our Board of Directors in fulfilling its oversight responsibilities with respect to:

•	the integrity of our financial statements and our financial reporting process;

•	compliance with ethics policies and legal and other regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	our systems of internal accounting and financial controls; and

•	the performance of our independent registered public accounting firm and of our internal audit functions.

We currently do not limit the number of audit committees on which our Audit Committee members may serve. No member of our Audit Committee serves on the audit committee of three or more public companies in addition to ours. The Audit Committee also prepared the Audit Committee report included under the heading “Audit Committee Report” in this proxy statement.

Audit Committee Expert, Financial Literacy and Independence

Although our Board of Directors has determined that more than one member of the Audit Committee has the accounting and related financial management expertise to be an “audit committee financial expert,” as defined by the Securities and Exchange Commission, it has named the Audit Committee Chairman, Mr. Lawrence, as the Audit Committee financial expert. Each member of the Audit Committee is financially literate and satisfies the independence requirements in section 303A.02 of the New York Stock Exchange listing standards.

Compensation Committee

The Compensation Committee held six meetings in 2011. Its membership consists of Messrs. Khilnani, Madar, Robertson and Sherwin and Drs. Reddy and Solomon. During 2011, Dr. Reddy served as Chairman of the committee through late July and Mr. Khilnani has served since then. The committee may, at its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee; provided that such subcommittee has a published charter in accordance with the rules of the New York Stock Exchange. In particular, the committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the committee who are (a) “Non-employee Directors” for the purposes of Rule 16b-3 of the Exchange Act, as in effect from time to time, and (b) “outside directors” for the purposes of section 162(m) of the Code. The committee’s principal functions include:

•	reviewing and approving executive compensation, including severance payments;

•	overseeing and recommending equity and non-equity incentive plans;

•	overseeing regulatory compliance with respect to compensation matters;

•	advising on senior management compensation; and

•	reviewing and discussing the Compensation Discussion and Analysis (CD&A) and Compensation Committee Report.

For additional information regarding the operation of the Compensation Committee, see the “Compensa-tion Discussion and Analysis” in this proxy statement.

Governance and Organization Committee

The Governance and Organization Committee held five meetings in 2011. The Governance and Organization Committee membership consists of Mr. Sherwin, as Chairman, and Messrs. Keithley, Khilnani, Lawrence, Madar, Robertson, Shular and Wild and Drs. Reddy and Solomon. All the members are independent in accordance with the New York Stock Exchange listing requirements. The Committee’s principal functions include:

•	evaluating candidates for board membership, including any nominations of qualified candidates submitted in writing by shareholders to our Secretary;

•	making recommendations to the full Board of Directors regarding directors’ compensation;

•	making recommendations to the full Board of Directors regarding governance matters;

•	overseeing the evaluation of the Board and management of the Company;

•	assisting in management succession planning; and

•	reviewing related party transactions.

As noted above, the Governance and Organization Committee is involved in determining compensation for our directors. The Governance and Organization Committee administers our equity incentive plans with respect to our directors, including approval of grants of stock options and other equity or equity-based awards, and makes recommendations to the Board of Directors with respect to incentive compensation plans and equity-based plans for directors. The Governance and Organization Committee periodically reviews director compensation in relation to comparable companies and other relevant factors. Any change in director compensation must be approved by the Board of Directors. Other than in his capacity as a director, no executive officer other than the Chief Executive Officer participates in setting director compensation. From time to time, the Governance and Organization Committee or the Board of Directors may engage the services of a compensation consultant to provide information regarding director compensation at comparable companies.

Nomination of Director Candidates

The Governance and Organization Committee will consider candidates recommended by shareholders for nomination as directors of Materion Corporation. Any shareholder desiring to submit a candidate for consideration by the Governance and Organization Committee should send the name of the proposed candidate, together with biographical data and background information concerning the candidate, to the Governance and Organization Committee, c/o Secretary, 6070 Parkland Blvd., Mayfield Heights, Ohio 44124. The Governance and Organization Committee did not receive any recommendation for a candidate from a shareholder or shareholder group as of March 5, 2012.

In recommending candidates to the Board of Directors for nomination as directors, the Governance and Organization Committee’s charter requires it to consider such factors as it deems appropriate, consistent with our Policy Statement on Significant Corporate Governance Issues. These factors are as follows:

•

broad-based business, governmental, non-profit, or professional skills and experiences that indicate whether the candidate will be able to make a significant and immediate contribution to the Board’s discussion and decision-making in the array of complex issues facing the Company;

•	exhibited behavior that indicates he or she is committed to the highest ethical standards and the values of the Company;

•	special skills, expertise and background that add to and complement the range of skills, expertise and background of the existing directors;

•

whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all our shareholders and other stakeholders in reaching decisions;

•	a global business and social perspective, personal integrity and sound judgment; and

•	time available to devote to Board activities and to enhance their knowledge of the Company.

Although the Company does not have a formal policy regarding diversity, as part of the analysis of the foregoing factors, the Governance and Organization Committee considers whether the candidate enhances the diversity of the Board of Directors. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin.

The Governance and Organization Committee’s evaluation of candidates recommended by shareholders does not differ materially from its evaluation of candidates recommended from other sources.

The Governance and Organization Committee utilizes a variety of methods for identifying and evaluating director candidates. The Governance and Organization Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance and Organization Committee considers various potential candidates for director. Candidates may come to the attention of the Governance and Organization Committee through current Board members, professional search firms, shareholders or other persons.

A shareholder of record entitled to vote in an election of directors who timely complies with the procedures set forth in our code of regulations and with all applicable requirements of the Exchange Act and the rules and regulations thereunder, may also directly nominate individuals for election as directors at a shareholders’ meeting. Copies of our code of regulations are available by a request addressed to Secretary, 6070 Parkland Blvd., Mayfield Heights, Ohio 44124.

To be timely, notice of a shareholder nomination for an annual meeting must be received at our principal executive offices not fewer than 60 nor more than 90 days prior to the date of the annual meeting. However, if the date of the meeting is more than one week before or after the first anniversary of the previous year’s meeting and we do not give notice of the meeting at least 75 days in advance, nominations must be received within ten days from the date of our notice.

Majority Voting Policy

In February 2012, our Board of Directors adopted a Majority Voting Policy whereby, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” election, which we refer to as a Majority Withheld Vote, is expected to tender his or her resignation following certification of the shareholder vote. In such an event, the Governance and Organization Committee will consider the tendered resignation and make a recommendation to the Board of Directors. The Board of Directors will act on the Governance and Organization Committee’s recommendation within 90 days following certification of the shareholder vote. Any director who tenders his or her resignation pursuant to this policy will not participate in the Governance and Organization Committee’s recommendation or Board of Directors’ action regarding whether to accept or reject the tendered resignation.

However, if each member of the Governance and Organization Committee received a Majority Withheld Vote in the same election, then the Board of Directors will appoint a committee comprised solely of independent directors who did not receive a Majority Withheld Vote at that election to consider each tendered resignation offer and recommend to the Board of Directors whether to accept or reject each resignation. Further, if all of the director nominees received a Majority Withheld Vote in the same election, the Board of Directors will appoint a committee comprised solely of independent directors to consider each tendered resignation offer and recommend to the Board of Directors whether to accept or reject each resignation.

Director Attendance

Our Board of Directors held seven meetings in 2011. All of the directors who were directors in 2011 attended at least 75% of the Board and assigned committee meetings during 2011. Our policy is that directors are expected to attend all meetings including the annual meeting of shareholders. All of our directors attended last year’s annual meeting of shareholders.

2011 DIRECTOR COMPENSATION

Annual compensation for non-employee directors for 2011 was comprised of cash compensation, consisting of annual retainer fees, and equity compensation, consisting of restricted stock units. Each of these components is described in more detail below:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Total ($)
Albert C. Bersticker(1)	35,000		—		35,000
Joseph P. Keithley	70,000		65,002	(3)	135,002
Vinod M. Khilnani	70,000		65,002	(3)	135,002
William B. Lawrence	80,000		65,002	(3)	145,002
William P. Madar	65,000		65,002	(3)	130,002
William G. Pryor(1)	35,000		—		35,000
N. Mohan Reddy	72,500		65,002	(3)	137,502
William R. Robertson	65,000		65,002	(3)	130,002
John Sherwin, Jr.	85,000		65,002	(3)	150,002
Craig S. Shular	70,038	(2)	65,002	(3)	135,040
Darlene J. S. Solomon	35,000		100,009	(4)	135,009
Geoffrey Wild	32,500		100,009	(4)	132,509

(1)	Messrs. Bersticker and Pryor’s term of office expired at the May 4, 2011 annual meeting of shareholders and they did not stand for re-election under the Company’s Retirement Policy.

(2)	Pursuant to the 2006 Non-employee Director Equity Plan as amended on May 4, 2011 (2006 A&R Director Plan), Mr. Shular elected to defer 100% of his compensation in the form of deferred stock units in 2011.

(3)	The amounts reported in this column reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for stock awards. See Note K to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for the assumptions used in calculating such expense. These directors were awarded 1,654 restricted stock units, with a grant date fair value of $39.30 per share, pursuant to the 2006 A&R Director Plan.

(4)	Dr. Solomon and Mr. Wild each received 2,481 shares of common stock, which were granted upon appointment to the Board of Directors on July 27, 2011 as described below under “Equity Compensation”. The grant date fair value of these shares on the date of grant under FASB ASC Topic 718 was $40.31 per share.

As of December 31, 2011, the aggregate number of stock options outstanding and the aggregate number of stock awards subject to forfeiture were as follows:

	Stock Options	Restricted Stock Units
Albert C. Bersticker	—	—
Joseph P. Keithley	—	1,654
Vinod M. Khilnani	—	1,654
William B. Lawrence	9,000	1,654
William P. Madar	6,000	1,654
William G. Pryor	9,000	—
N. Mohan Reddy	—	1,654
William R. Robertson	—	1,654
John Sherwin, Jr.	—	1,654
Craig S. Shular	—	1,654
Darlene J. S. Solomon	—	—
Geoffrey Wild	—	—

Annual Retainer Fees

Non-employee directors receive an annual retainer fee in the amount of $65,000. Non-employee directors who chair a committee receive an additional $5,000 annually, with the exception of the Chairman of the Compensation Committee (Mr. Khilnani in 2011), who receives an additional $10,000 annually, and the Chairman of the Audit Committee (Mr. Lawrence in 2011), who receives an additional $15,000 annually. The Lead Director (Mr. Sherwin in 2011) receives an additional $15,000 annually. Members of the Audit Committee, with the exception of the Chairman, receive an additional $5,000 annually.

Equity Compensation

Under the 2006 A&R Director Plan, non-employee directors who continue to serve as a director following an annual meeting of shareholders receive $65,000 worth of restricted stock units, an increase of $5,000 effective May 2011, which will be paid out in common stock at the end of a one-year restriction period unless the participant elects that the shares be received in the form of deferred stock units. These restricted stock units are automatically granted on the day following the annual meeting. The number of restricted stock units granted is equal to $65,000 divided by the closing price of our common stock on the day of the annual meeting. In the event a new director is elected or appointed, common stock will be granted on the first business day following the election or appointment to the Board of Directors. This grant of common stock will be equal to $100,000 divided by the closing price of our common stock on the day the director is elected or appointed to the Board of Directors.

Deferred Compensation

Non-employee directors may defer all or a part of their annual retainer fees in the form of deferred stock units under the 2006 A&R Director Plan until ceasing to be a member of the Board of Directors. A director may also elect to have restricted stock units or other stock awards made under the 2006 A&R Director Plan deferred in the form of deferred stock units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of Materion Corporation’s common stock by each person known by Materion Corporation to be the beneficial owner of more than 5% of the common stock, by each present director of Materion Corporation, by each of the Chief Executive Officer, Chief Financial Officer and other most highly compensated executive officers (each named executive officer or NEO) of Materion Corporation and by all directors and executive officers of Materion Corporation as a group, as of February 15, 2012, unless otherwise indicated. The shareholders listed in the table have sole voting and investment power with respect to shares beneficially owned by them, unless otherwise indicated. Shares that are subject to stock options and stock appreciation rights (SARs) that may be exercised within 60 days of February 15, 2012 are reflected in the number of shares shown and in computing the percentage of Materion’s common stock beneficially owned by the person who owns those stock options and SARs.

Non-officer Directors	Number of Shares		Percent of Class
Joseph P. Keithley	24,270	(2)	*
Vinod M. Khilnani	14,427	(2)	*
William B. Lawrence	20,612	(1)(2)	*
William P. Madar	31,113	(1)(2)	*
N. Mohan Reddy	28,195	(2)	*
William R. Robertson	20,401	(2)	*
John Sherwin, Jr.	20,295	(2)(3)	*
Craig S. Shular	23,046	(2)	*
Darlene J. S. Solomon	2,481		*
Geoffrey Wild	2,481	(2)	*
Named Executive Officers
Richard J. Hipple	199,171	(1)	*
John D. Grampa	105,256	(1)	*
Daniel A. Skoch	105,300	(1)	*
Gregory R. Chemnitz	28,483	(1)	*
All directors and executive officers as a group (including the Named Executive Officers) (14 persons)	625,531	(4)	3.0%
Other Persons
GAMCO Asset Management Inc.	1,580,000	(5)	7.6%
One Corporate Center
Rye, NY 10580
BlackRock, Inc.	1,569,034	(6)	7.6%
40 East 52nd Street
New York, NY 10022
Heartland Advisors, Inc	1,349,910	(7)	6.5%
789 North Water Street
Milwaukee, WI 53202
The Vanguard Group, Inc	1,068,694	(8)	5.2%
100 Vanguard Blvd.
Malvern, PA 19355

*	Less than 1% of common stock.

(1)	Includes shares covered by outstanding options and SARs exercisable within 60 days as follows: Mr. Hipple 124,949; Mr. Grampa 77,577; Mr. Skoch 76,107 and Mr. Chemnitz 18,174 and options exercisable within 60 days as follows: Mr. Lawrence 9,000 and Mr. Madar 6,000.

(2)	Includes deferred shares under the Deferred Compensation Plans for Non-employee Directors as follows: Mr. Keithley 17,908; Mr. Khilnani 10,529; Mr. Lawrence 3,852; Mr. Madar 5,974; Dr. Reddy 19,456; Mr. Robertson 9,789; Mr. Sherwin 7,101; Mr. Shular 19,148 and Mr. Wild 2,481.

(3)	Includes 1,429 shares owned by Mr. Sherwin’s children, of which Mr. Sherwin disclaims beneficial ownership.

(4)	Includes 311,807 shares subject to outstanding options and SARs held by officers and directors and exercisable within 60 days.

(5)	A Schedule 13D filed with the Securities and Exchange Commission on September 28, 2011 indicates that, as of September 27, 2011: (a) Gabelli Funds, LLC had sole voting and dispositive power with respect to 371,000 shares; (b) GAMCO Asset Management Inc. had sole voting power with respect to 948,200 shares and sole dispositive power with respect to 1,043,200 shares; (c) Teton Advisors, Inc. had sole voting and dispositive power with respect to 160,800 shares; and (d) Gabelli Securities, Inc. (GSI) had sole voting and dispositive power with respect to 5,000 shares. The Schedule 13D further indicates that it was being filed by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer and that he, GSI and certain other entities named therein may be deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing entities as well as certain other persons or entities named therein.

(6)	BlackRock, Inc., reported on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2012 that as of December 31, 2011, it had sole voting and sole dispositive power with respect to 1,569,034 shares.

(7)	Heartland Advisers, Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), reported on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2012, that as of December 31, 2011, it had shared voting and shared dispositive power with respect to 1,349,910 shares.

(8)	The Vanguard Group, Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), reported on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2012, that as of December 31, 2011, it had sole voting and shared dispositive power with respect to 29,525 shares and sole dispositive power with respect to 1,039,169 shares. The amount beneficially owned totals 1,068,694 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and persons who own 10% or more of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Directors, officers and 10% or greater shareholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of copies of forms that we have received, and written representations by our directors, officers and 10% or greater shareholders, all of our directors, officers and 10% or greater shareholders complied with all filing requirements applicable to them with respect to transactions in our equity securities during the fiscal year ended December 31, 2011.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Executive Summary provides a high level overview of the 2011 outcomes of our compensation program for our named executive officers (NEOs) and should be read in conjunction with the complete Compensation Discussion and Analysis (CD&A). For 2011, our NEOs include Messrs. Richard J. Hipple, Chairman, President and Chief Executive Officer; John D. Grampa, Senior Vice President Finance and Chief Financial Officer; Daniel A. Skoch, Senior Vice President Administration; and Gregory R. Chemnitz, Vice President, General Counsel. The Executive Summary provides an at-a-glance illustration of our strong linkage between pay and performance and discusses significant changes made over the past several years to our executive pay programs to update for best practices.

2011 Company Performance

During 2011, our financial performance continued to recover from the operating loss in 2009 of $19.5 million, although operating profit of $57.1 million in 2011 was less than the operating profit of $73.6 million in 2010. Our share price on December 30, 2011 of $24.28 decreased from the closing price of $38.64 on December 31, 2010.

2011 Compensation Decisions

The impact of our financial and shareholder return performance in 2011 on our executive compensation program for our NEOs is as follows:

•	Salaries — The values associated with certain discontinued perquisite programs were added to NEO salaries at the beginning of 2011;

•

Management Performance Compensation Plan (MPCP) — Below target annual incentives were paid for 2011, mostly attributable to our performance against our adjusted operating profit goal and achievement of our relative pre-tax return on invested capital (ROIC) performance objective measured against our peer group;

•

Long-Term Equity Awards — Stock appreciation rights (SARs) and restricted stock unit (RSUs) grants were made in May 2011 based on targeting total compensation at the market median which is aligned with our business performance in which we outperformed our peers;

•

Supplemental Retirement Benefit Plan — developed and implemented an unfunded, non-qualified deferred compensation plan (the Supplemental Retirement Benefit Plan (SRBP)) during 2011 as a replacement for our prior special awards program — both programs are designed to provide retirement benefits not provided under the qualified pension plan due to tax law provisions reducing such benefits; and

•

2012 Long-term Equity Awards — developed a new long-term performance-based incentive plan (New LTIP), for implementation during 2012, designed to measure our total shareholder return performance versus that of a peer group. The New LTIP will provide another performance-based element of total compensation and is not additional compensation but rather a reallocation of values from the existing SARs and RSU plans.

Our Committee believes these decisions served to enhance our pay-for-performance, particularly going forward in 2012 and beyond, and to make our other additional, retirement-oriented benefits more understandable for our NEOs, enhancing the transparency of our disclosures.

Corporate Governance Changes for 2011 and 2012

During 2010, the Compensation Committee made a number of executive pay and related corporate governance changes, many of which were effective in 2011, with some changes scheduled to occur in 2012. These changes included:

•

excise tax gross-ups expired and were eliminated in the context of a change in control as of February 2012 and we do not intend to enter into any new employment agreements containing an excise tax gross-up provision;

•

eliminating all executive perquisite programs for the NEOs, including club dues and financial planning, as well as contributions to the Executive Deferred Compensation Plan II (EDCP II) for NEOs with the values of such amounts added to salaries at the beginning of 2011;

•

implementing a “double trigger” for all new equity grants beginning in 2011 which will require both a change in control and a subsequent employment termination to take place prior to the vesting of the equity associated with the grants in the event of a change in control. This new provision replaces the current single trigger which only required a change in control to occur. We also increased the change in control beneficial ownership trigger from 20% to 30%;

•

maintaining our allocation of our direct pay programs for the NEOs (salaries, annual and long-term incentives) along a continuum that provided higher level executives with relatively greater performance-based incentive opportunities and relatively lower salaries — the reallocation impacted all of the NEOs as well as five additional executives;

•	reducing the term of new SARs grants from ten years to seven years beginning with the grants made in May 2011;

•

implementing share retention guidelines for the Company’s nine senior executives (including all of the NEOs) requiring the retention of 50% of the after-tax value of equity grants for a period of five years after exercise/vesting; and

•

implementing a formal clawback policy that goes beyond the existing provisions contained in our equity award agreements and mandates of the Sarbanes-Oxley Act of 2002. Although clawbacks are not yet required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we adopted a clawback policy in response to anticipated regulations. When final regulations for clawbacks are promulgated by the SEC, we will modify our policy accordingly to ensure compliance with the new regulations.

2011 Say-on-Pay Vote

At our 2011 annual meeting of shareholders, we received approximately 78% approval, based on the total votes cast, for our initial advisory “Say-on-Pay” proposal to approve the compensation of our named executive officers. Our shareholders also recommended that we hold advisory “Say-on-Pay” votes every year. After consideration of the 2011 voting results, and based upon its prior recommendation, our Board has adopted our shareholders’ recommendation and will hold “Say-on-Pay” votes every year. The Committee also considered the 2011 voting results at its meetings, and while the Committee believes the voting results demonstrate significant support for our overall executive pay program, the Committee remains dedicated to continuous improvement both to the existing executive pay programs and the governance environment surrounding the overall program. As a result of its considerations, the Committee continued implementation of the executive pay and corporate governance changes described above, which changes the Committee believes better align the Company’s executive compensation program with best practices in the competitive market.

Compensation Philosophy and Objectives

Our long-standing compensation philosophy has three key objectives:

•	attract, motivate and retain key executives with the ability to profitably grow our business portfolio;

•	build a pay-for-performance environment targeted at the competitive market; and

•	provide opportunities for share ownership to align the interests of our executives with our shareholders.

We achieved the following objectives in 2011:

•

we continued to refine our pay-for-performance environment to motivate our NEOs through the use of incentive plans, including the cash-based MPCP, SARs grants and the New LTIP. The changes include an increased use of relative performance measures versus the peer group or a market index. Our pay-for-performance philosophy is significant in that we only pay incentives when warranted by financial performance, as demonstrated by the fact that our MPCP and our prior LTIP plans have paid out only about 50% of the time in the past ten years. We believe this set of outcomes over a long time period demonstrates the degree of difficulty of the performance targets as well as the past cyclicality of our businesses;

•

we provided MPCP payout opportunities at levels above the market median and our equity grants, including SARs, RSUs and the New LTIP, are targeted to result in payouts at levels below the market median, offsetting the above-market annual incentive opportunities in the MPCP. Our rationale for higher MPCP opportunities and lower than market equity grants is driven by the difficulty we have in controlling the long-term cyclicality of our various business units and our related ability to forecast future financial performance accurately for the purposes of long-term incentive plans (i.e., plans with a performance period longer than one year); and

•

we eliminated for 2011 any subjective, but measurable, individual performance goals in the MPCP for our NEOs, leaving the entire MPCP based on the attainment of objective financial performance goals (with the exception of Mr. Chemnitz who, because he became an NEO during 2011, had individual performance goals, although we eliminated them for 2012).

Overall, our executive compensation programs are targeted, in total, at the market median, recognizing that individual NEO’s compensation may be higher or lower based on experience, individual performance and other factors.

The Compensation Committee and its Independent Consultant

All of the members of the Compensation Committee, which we refer to in this Compensation Discussion and Analysis as the “Committee”, are independent, non-employee directors as defined by the rules of the New York Stock Exchange. The Committee makes policy and strategic recommendations to the Board and has authority delegated from the Board to:

•	implement executive pay decisions;

•	design the base pay, incentive pay, and benefits for the top fourteen executives; and

•	oversee our equity incentive plans.

The Committee met six times in 2011 and most meetings included an executive session during which management was not present. Most compensation decisions are finalized in the first quarter of each fiscal year. The Compensation Committee Charter, which discusses the Committee’s responsibilities on a more comprehensive basis, is available at http://materion.com/ and is reviewed on an annual basis to ensure it continues to match changing corporate governance requirements and expectations.

In determining compensation elements and performance goals for the NEOs, the Committee relies on several resources, including the services of Pearl Meyer & Partners (PM&P), an independent compensation consultant that was engaged by, and reports directly to, the Committee and which provides only executive compensation services to the Company.

The Committee retained the services of PM&P in 2010 to conduct a competitive pay analysis for our top fourteen executives, including the NEOs, for which the Committee is responsible, as well as an additional eleven executives important to our ongoing operations. In addition, the Committee retained PM&P to review the overall executive incentive structure and make recommendations for changes that would be effective in the 2011 fiscal year. The Committee relied on this information for its decisions going forward in 2012.

The Committee also received input from the CEO with respect to salaries, incentives and total pay for the other NEOs, and input from the other NEOs for the other ten executives who are part of the Committee’s responsibility, but all compensation decisions for these individuals are ultimately made by the Committee. In addition, the Committee reviewed tally sheets of overall compensation element values and totals, primarily to identify any competitive issues, gain an understanding of the relative dollar values of each compensation element and to understand the magnitude of total compensation. Finally, the Committee reviewed other business documents such as budgets, financial statements and management reports on our business activities in making its decisions. Compensation for independent directors is administered by the Governance and Organization Committee.

Benchmarking

In setting base salary and total pay targets, the Committee relied on certain benchmark data provided by PM&P in 2010. This data consisted of: (1) survey information published by CHiPS (Executive and Senior Management Total Compensation Survey (2009)), Mercer Human Resource Consulting (U.S. Executive Benchmark Database (2009)) and other public and private executive compensation pay surveys, with each survey containing several hundred participants and no single company being relied upon for data in any significant manner; and (2) a selected peer group of companies.

The Committee used the information collected from the published surveys to determine market median salary and target annual and long-term award amounts to match our pay philosophy. The target for both salary and total direct pay (the sum of salary and target annual and long-term incentives) was the median of the companies represented in the published survey data provided by PM&P. Overall, total compensation was within 7% to 13% of the median for the NEOs.

The Committee selected the peer group of companies used in the pay analysis, with PM&P’s assistance and input from management, by applying criteria to identify companies of similar size, complexity and in similar/aspirational positions on end users’ supply chains, as well as competitors for executive talent. The peer group had:

•	reported 2009 annual revenue generally between 50% and 200% of our revenue for 2009;

•	business-to-business operations, with sales to other companies rather than the ultimate consumer;

•	a durable goods manufacturing focus; and

•	an orientation toward specialty products and advanced materials, with an emphasis on consumer electronics.

The members of the peer group and their 2009 revenue, in millions, were as follows:

Company	Revenue	Company	Revenue
Cabot Corporation	$2,243	Kemet Corporation	$736
Ferro Corporation	1,658	Novellus Systems	639
Carpenter Technology Corporation	1,362	Integrated Device Technology, Inc.	536
Stepan Company	1,276	CTS Corporation	499
Atmel Corporation	1,217	Haynes International Inc.	439
Hexcel Corporation	1,108	Coherent Inc.	436
RF Micro Devices Inc.	978	RTI International Metals Inc.	408
Minerals Technologies Inc.	907	Hutchinson Technology Inc.	408
OM Group, Inc.	872	Ceradyne Inc.	401
Skyworks Solutions Inc.	803	Pulse Electronics Corporation	399

The median peer group 2009 revenue was $770 million, comparable to our 2009 revenue of approximately $715 million.

A new peer group was selected in 2012 (see below). This new peer group was primarily chosen for the purposes of providing a comparison group for our New LTIP which measures our shareholder return relative to that of our peers. This peer group will be used for the ROIC portion in 2012 as well as the LTIP Total Shareholder Return (TSR) metric. For the 2012 peer group, 15 of the companies of the old group remained, while five companies (Carpenter Technology Corporation, Hexcel Corporation, Hutchinson Technology Inc., Pulse Electronics Corporation and Stepan Company) were replaced by five other companies (A. M. Castle, Inc., Kraton Performance Polymers Inc., PolyOne Corporation, Quaker Chemical Corporation and Rogers Corporation). The replacement companies within this peer group were selected from the S&P SmallCap 600 Index and belong to the Materials and Information Technology GIC Economic Sectors. Each had securities that were highly correlated to Materion’s, meaning, when movement occurred in our stock price, the peer company’s stock would move in the same direction.

The new peer group and their 2010 revenue, in millions, were as follows:

Company	Revenue	Company	Revenue
Cabot Corporation	$2,716	A. M. Castle Inc.	$944
PolyOne Corporation	2,621	Kemet Corporation	736
Ferro Corporation	2,102	Coherent Inc.	605
Atmel Corporation	1,644	CTS Corporation	553
Novellus Systems Inc.	1,349	Quaker Chemical Corporation	544
Kraton Performance Polymers Inc.	1,228	Integrated Device Technology, Inc.	536
OM Group Inc.	1,197	RTI International Metals Inc.	432
Skyworks Solutions	1,072	Ceradyne Inc.	403
Minerals Technologies Inc.	1,022	Haynes International Inc.	382
RF Micro Devices Inc.	978	Rogers Corporation	379

The Committee used the median pay data among CEOs and CFOs of the former peer group as an additional checkpoint in determining salaries and targets for annual and long-term awards within a competitive total compensation pay opportunity for the executives. The peer group data showed our CEO and CFO at the 41st and 45th percentiles, respectively, for total compensation, within a competitive range of the market median target. This peer group is also used to determine achievement of the ROIC measure under our MPCP, as discussed below.

Total Compensation Mix for 2011

Our major direct compensation components consist of salary, an annual cash incentive and equity-based, long-term incentives. The following table illustrates the relative pay mix, based on initial award values, for our NEOs if the target levels for the 2011 MPCP were achieved and equity grants were made at target rates. For simplicity and to illustrate the Committee’s key goals and objectives, we have only included the major direct pay programs:

		Salary	MPCP at Target	Equity Incentives		Total
				Performance (SARs)	Retention (RSUs)
Name	Title
		Column 1	Column 2	Column 3	Column 4	Column 5
Richard J. Hipple	Chairman, President and CEO	22.2%	36.4%	20.7%	20.7%	100.0%
John D. Grampa	Senior VP Finance and CFO	34.8%	32.6%	16.3%	16.3%	100.0%
Daniel A. Skoch	Senior VP Administration	35.6%	32.4%	16.0%	16.0%	100.0%
Gregory R. Chemnitz	VP, General Counsel	39.9%	29.5%	15.3%	15.3%	100.0%
Dollar-based Average		28.9%	34.1%	18.5%	18.5%	100.0%

Note: The basis for the calculations is the salary that was in place in 2011 for each NEO.

Our long-standing pay-for-performance philosophy has caused the Committee to:

•	set salaries (Column 1 above) as a smaller part of total compensation for the NEOs; and

•

provide a greater portion of the NEOs’ total pay in equity-based pay that more closely aligns management’s interests with those of our shareholders, including time-based RSUs (Column 4 above) and SARs grants (Column 3 above). In 2011, SARs grants represented about 50% of the equity opportunities offered to the NEOs.

Overall, the table above illustrates the following:

•

cash-based pay, as well as short-term pay (the combination of salaries and MPCP or Columns 1 and 2 above), is about 63% of the total, with equity-based, long-term oriented pay representing the other 37%; and

•	fixed pay (salaries and RSUs or Columns 1 and 4 above) averages about 47% of the total versus 53% for performance-based pay.

The pay mixes noted above are different from the market median data derived from the competitive pay analysis as we continued with our philosophy, which began in 2009, of moving a portion of the equity grant value into the MPCP, which resulted in a higher proportion of targeted pay comprised of annual incentives and a lower proportion in equity incentives than most companies. Specifically, in 2009, we discontinued the LTIP we had in place for a number of years, which provided pay for three-year financial performance, and shifted 50% of its value to the MPCP with the remaining 50% being split between SARs and RSU grants, such that SARs and RSU grants represented roughly equal values.

We undertook this change in 2009, continued with it in 2010 and made further changes in 2011 (as discussed in more detail below) because of the ongoing difficulty of reliably forecasting three-year financial performance. Our lack of precision on this issue resulted in a significant number of prior LTIP awards either not paying out at all, indicating performance often well below the threshold levels, or paying at maximum, indicating performance that was often well above maximum. We are more confident in our ability to forecast annual financial performance through the MPCP, while SARs and RSUs grants do not require forecasting future financial performance, and instead their ultimate value is linked to how well our stock performs and how much our shareholders benefit. These changes generally maintained the level of pay-for-performance in our overall executive compensation program.

Executive Compensation Elements

To meet our objectives and reward executives for demonstrating the desired actions and behaviors, we compensate our executive officers through:

•	salary;

•	MPCP awards;

•	equity awards;

•	payments upon severance and change in control;

•	retirement and deferred compensation benefits; and

•	health and welfare benefits.

The following is an explanation of the reasons each pay element is included in the total compensation package of an executive; the intended value, targeted competitive level and targeted portion of total compensation for each pay element; the reasons behind that targeted value, competitive level and proportion of total pay and the interaction, if any, of each pay element with the other pay elements.

Base Salary

In late 2010, the Committee considered and approved salary increases, effective as of January 1, 2011 for the NEOs. The salaries approved for Messrs. Hipple, Grampa, Skoch and Chemnitz for 2011 are $755,000 (reflecting an increase of $50,000); $400,000 (reflecting an increase of $25,000); $373,000 (reflecting an increase of $28,000) and $323,000 (reflecting an increase of $23,000), respectively. These increases, which consisted of the value of discontinued perks and the EDCP II contributions, place each executive’s salary at or slightly above the market median, as defined in the 2010 PM&P study.

2011 MPCP

We established annual performance goals for the MPCP based solely on objective financial performance goals for 2011. Subjective personal objectives for the existing NEOs were eliminated for 2011. The entire MPCP opportunity is now based on objective financial goals, with the exception of Mr. Chemnitz. These increases place each executive’s salary at or slightly above the market median, as defined in the 2010 PM&P study, and reflect the addition of the value of discontinued perquisite programs to the 2010 salaries.

Target incentives as a percentage of salaries for 2011 were set at 164% for Mr. Hipple, 94% for Mr. Grampa, 91% for Mr. Skoch and 74% for Mr. Chemnitz. These targets were arrived at by the allocation method described above for determining appropriate amounts of annual and long-term incentives and are reflective of the partial reallocation of equity incentives completed in 2009. The above figures are allocated to several performance measures as follows:

Name	Title	Performance Measures as a % of Salary			Total MPCP Target
		Relative Return on Invested Capital	Individual Performance	Operating Profit
Richard J. Hipple	Chairman, President and CEO	47.0%	—	117.0%	164.0%
John D. Grampa	Senior VP Finance and CFO	27.0%	—	67.0%	94.0%
Daniel A. Skoch	Senior VP Administration	26.0%	—	65.0%	91.0%
Gregory R. Chemnitz	VP, General Counsel	16.0%	7.0%	51.0%	74.0%

The MPCP targets are above the market median, reflecting our compensation philosophy of providing a greater emphasis on annual incentives versus equity incentives.

Awards for individual goals are payable only if threshold adjusted operating profit performance is achieved and overall payouts are capped at 200% of target.

The operating profit goals for 2011 for the NEOs were based on the achievement of overall adjusted operating profit as well as the achievement of operating profit targets at each of the Company’s major business units. The adjusted operating profit is derived by removing the EIS Optics Ltd. results of operations and related acquisition costs from our operating profit. Fifty percent of the overall opportunity was based on the Company’s overall adjusted operating profit, which was $60.3 million for 2011 as compared to a target of $71.2 million, resulting in a payout of 34.7% on that portion of the opportunity. The consolidated adjusted operating profit of the Company’s major business units on a weighted basis made up the other 50% of the overall opportunity. For 2011, the business units on a consolidated weighted basis achieved a performance level of 77% on that portion of the opportunity, which was under target but higher than threshold. As a result, the total payout for the NEOs was 55.9% which was under target but higher than the threshold.

We measure the change in ROIC over the course of the trailing four quarters ended on September 30, 2011 (i.e., the fourth quarter of 2010 and the first three quarters of 2011) in order to determine our ROIC performance versus the four quarters ended on September 30, 2010. We determine our rank within the peer group, which then correlates to a percentage of target payout scale.

For 2011, a rank of 11 of 21 (the twenty peer companies noted above plus the Company) correlates to a target payout, while a rank of 1 correlates to a maximum payout at 200% of target and a rank of 16 generates a threshold payout at 50% of target. A rank below 16 does not generate a payout. For 2011, the Company achieved a ranking of 12, correlating to a 90% of target payout. The Company’s actual adjusted performance was a gain of 2.3% in ROIC versus a median (rank: 11) of a gain of 4.1%, with the threshold representing a loss of 1.7%.

The table below shows the total payments made from the MPCP based on the achievement of the relative ROIC measure and operating profit goals:

				Payouts by Performance Measure			Total MPCP Payout
		MPCP Target		Adjusted Operating Profit	Relative ROIC	Individual Objectives
Name	Title	%	$
Richard J. Hipple	Chairman, President and CEO	164%	$1,238,200	$493,793	$319,365	—	$813,158
John D. Grampa	Senior VP Finance and CFO	94%	376,000	149,812	97,200	—	247,012
Daniel A. Skoch	Senior VP Administration	91%	339,430	135,530	87,282	—	222,812
Gregory R. Chemnitz	VP, General Counsel	74%	239,020	92,084	46,512	$32,300	170,896

The objectives for Mr. Chemnitz in 2011 included the following: (1) continue development and implementation of improvements to the Company’s legal and ethics compliance program; (2) develop and implement an improved crisis communications program; (3) manage the Company’s acquisition efforts; and (4) manage outstanding litigation involving the Company. All of these objectives were met in 2011.

Equity Awards

General

The relative values of total compensation among comparable companies in the survey data are the most important determining factors in setting the long-term incentive amounts, along with consideration of the experience, responsibilities and performance of the executive. Our equity award program is targeted at levels below the market median for comparable long-term incentive programs among our pay survey group and peer group, offsetting the higher than median targets we have set for the MPCP. The equity grants currently held by each NEO are not taken into consideration in making new grants to that NEO.

Grants Made in 2011

The equity program for 2011 had two components, including:

•

SARs grants, which comprised about 50% of the total equity value. SARs are granted at fair market value and gain value based on increases in the Company’s share price and, consequently, the total return achieved for shareholders. SARs vest three years after the grant date, have a term of seven years and are settled in shares; and

•

time-based RSUs, which comprise the remaining 50% of the equity value. These shares are designed for retention purposes and are earned by NEOs based on the passage of time and continued employment. The RSUs vest after three years of service.

The table below shows the equity grants and their associated values for 2011 for the NEOs:

Name	Title	Equity Grants		Equity Grant Values
		SARs	RSUs	SARs	RSUs
Richard J. Hipple	Chairman, President and CEO	38,474	20,311	$825,998	$798,222
John D. Grampa	Senior VP Finance and CFO	10,301	5,438	221,152	213,713
Daniel A. Skoch	Senior VP Administration	9,197	4,855	197,450	190,802
Gregory R. Chemnitz	VP, General Counsel	6,814	3,597	146,290	141,362

The Committee is solely responsible for the grant of equity awards. The awards traditionally are granted in February after the Company’s annual earnings have been announced, although for 2011, the SARs and RSUs grants were made in May after shareholders approved additional shares for the 2006 Stock Incentive Plan, as amended in May 2011 (2006 A&R Plan). In February 2007, the Committee adopted Stock Award Administrative Procedure Guidelines related to the various forms of equity grants designed to formalize the process of establishing the date of grant, grant prices at fair market value and other administrative practices appropriate to equity grants to executives.

All equity awards made in 2011 were granted pursuant to the 2006 Plan. NEOs are required to forfeit outstanding awards and pay back any amounts realized from equity grants if they engage in activity deemed to be detrimental to the Company, as defined in the equity award agreements.

Severance Payments and Payments Upon a Change in Control

Mr. Hipple, Mr. Grampa and Mr. Skoch are parties to Severance Agreements that provide two-year severance benefits in the event of involuntary termination of employment by us, other than for cause or gross misconduct, or due to resignation as a result of a reduction in salary or incentive pay opportunity, provided that such a reduction in salary or incentive pay opportunity is not part of a general reduction in compensation opportunity for all officers. These Severance Agreements were adopted to retain top level executives.

The Severance Agreements also provide each NEO mentioned above with benefits in specified circumstances following a change in control. The triggering events for a change in control are described in the section entitled “Other Potential Post-employment Payments” and were designed to be competitive and appropriate based primarily on advice from legal counsel as well as the experience of our directors. If the NEO resigns for defined “Good Reason”, or his employment is terminated by the Company for reasons other than for cause during the three years following a change in control, he will receive three-year severance benefits, as described under “Other Potential Post-employment Payments”.

The Committee adopted a “gross-up” provision in February 2007 for the “parachute tax” under the Internal Revenue Code section 280G in the context of a change in control. At that time, the Committee determined that a “gross-up” feature was appropriate because the CEO was new to his role and the cap would be determined by his compensation in a lesser capacity. Based on this logic, the Committee also included a sunset provision in the “gross-up” feature so that it would automatically end five years after adoption — this provision expired in February 2012. In addition, the Committee confirmed its intent not to enter into any new Severance Agreements that included such a provision in the future.

The Committee believes the Severance Agreements are an important part of the competitive executive compensation package because they help ensure the continuity and stability of executive management and provide protection to the NEOs. The Committee also believes the Severance Agreements reduce the NEOs’ interest in working against a potential change in control and help to minimize interruptions in business operations by reducing any concerns they have of being terminated prematurely and without cause during an ownership transition. The Company benefits from these agreements in that in exchange for the protections offered, each NEO agrees to:

•	refrain from competing while employed or for two years after an involuntary termination of employment;

•	refrain from soliciting any employees, agents or consultants to terminate their relationship with us;

•	protect our confidential information; and

•	assign to the Company any intellectual property rights to any discoveries, inventions or improvements made while employed by us or within one year after his employment terminates.

Retirement Benefits

We provide a variety of plans and benefits to our NEOs that fall under the heading of retirement and deferred compensation benefits, including the:

•	Materion Corporation Pension Plan (Pension Plan);

•	Materion Corporation Supplemental Retirement Benefit Plan (SRBP);

•	Materion Corporation Savings and Investment Plan (401(k) Plan); and

•	Materion Corporation Executive Deferred Compensation Plan II (EDCP II).

The special awards plan was designed to make up for Code limitations associated with the Pension Plan for the NEOs, but was eliminated at the end of 2010, with the SRBP assuming the same role beginning in 2011. The Committee believes each of these programs is necessary from a competitive viewpoint and for retention purposes.

Pension Plan

The Pension Plan is the primary vehicle for providing retirement compensation to all employees and is a tax-qualified defined benefit pension plan. All the NEOs participate in the Pension Plan. Before June 1, 2005, the benefit formula was 50% of the final average earnings over the highest five consecutive years minus 50% of the annual Social Security benefit with the result prorated for service of less than 35 years. Effective as of May 31, 2005, we froze the benefit under the prior formula for all employees, including the NEOs.

Beginning June 1, 2005, the Pension Plan formula was reduced for all participants, including the NEOs, to 1% of each year’s compensation, as defined in the Pension Plan. The retirement benefit for these individuals will be equal to the sum of that earned as of May 31, 2005 and that earned under the new formula for service after May 31, 2005. However, because the amount of compensation that may be included in the formula for calculating pension benefits and the amount of benefit that may be accumulated in the Pension Plan are limited by the Code, the NEOs will not receive a Pension Plan benefit equal to 1% of their total pay.

The tax code limitations associated with the Pension Plan are taken into account by the Committee in determining amounts intended to supplement retirement income for the NEOs, such as the SRBP described below. The benefit accumulated under the Pension Plan does not affect any other element of compensation for the NEOs, except to the extent it is included in the calculation of payments that may be paid upon a change in control or other potential severance payments, as described below in “Other Potential Post-employment Payments”.

SRBP

The Committee and the Board of Directors approved the SRBP in September 2011. The SRBP is an unfunded, nonqualified deferred compensation plan that provides retirement benefits for a select group of management or highly compensated employees to supplement the pension benefits paid to them from the Pension Plan. As noted above, the Pension Plan is the primary vehicle for providing retirement compensation to employees, including the NEOs.

Through 2010, the Committee made special awards to NEOs to provide supplemental retirement compensation because of the tax code limitations associated with the Pension Plan, which prevent NEOs from receiving the full benefit of the Pension Plan. Special awards were current, taxable annual payments made to the NEOs to take the place of a traditional supplemental executive retirement plan. The Committee elected to replace the special awards with the SRBP because the circumstances that gave rise to the special awards concept have changed and become more favorable to the use of a traditional supplemental executive retirement plan. The SBRP was effective as of September 13, 2011 and the initial participants include the NEOs, except for Mr. Chemnitz, as well as other members of senior management.

A participant’s benefit under the SRBP will be the amount of the participant’s “Prevented Benefits” (as described below), reduced by a participant’s designated “Offset Amount” (that which was paid in prior years as special award payments), as set forth in the SRBP. A participant’s interest in benefits payable under the SRBP will be vested and non-forfeitable to the same extent and in the same manner as benefits are vested and non-forfeitable under the Pension Plan. The benefits payable under the SRBP will be paid to a participant in a single sum payment on or about the first day of the third month next following the date of his separation from service, or in certain cases as necessitated by tax law provisions, the first business day of the month that is at least six months after his separation from service.

“Prevented Benefits” for purposes of the SRBP means the difference, expressed as a single sum, between the regular pension benefits payable to a participant under the Pension Plan and the regular pension benefits that would be so payable to the participant under the Pension Plan if such benefits were determined including in compensation any compensation that was deferred on an elective basis under any non-qualified deferred compensation plan or agreement with an employer and without regard to limitations on covered compensation and benefit amounts imposed by the Internal Revenue Code of 1986, as amended, and taking into account any special calculation provisions for a participant as set forth on Schedule I to the SRBP. Currently, Schedule I of the SRBP contains such special calculation provisions for Mr. Hipple, as discussed below in the narrative disclosure for the 2011 Pension Benefits Table.

401(k) Plan

The 401(k) Plan is a tax-qualified defined contribution plan. All of the NEOs participate in this plan as part of their competitive total compensation package. The 401(k) Plan offers the NEOs and all other employees the opportunity to defer income. In addition, we made a matching contribution to each employee equal to 25% of the first 6% of compensation deferred by the employee.

This compensation element is tax-deferred and is not intended to affect the value of any other compensation element, but the amount of contributions that may be made under the 401(k) Plan may affect calculation of payments that may be paid upon a change in control or other potential severance payments, as described below in “Other Potential Post-employment Payments”.

EDCP II

In 2004, the Committee established the EDCP II to replace the Key Employee Share Option Plan (KESOP), which is described in the section entitled “2011 Nonqualified Deferred Compensation”. The EDCP II provides an opportunity for the NEOs to defer a portion of their compensation.

During 2010, the Committee elected to eliminate the Company contribution for the NEOs for 2011 and beyond. Estimated amounts for this benefit were calculated and added to each NEO’s salary. The Committee made this change primarily to simplify investor understanding of the overall executive pay program by having as few programs as possible going forward, with the vast majority of executive pay concentrated in salary and annual and equity incentives. The amounts added to salary for Messrs. Hipple, Grampa, Skoch and Chemnitz to replace the estimated EDCP II amounts were $23,000, $7,000, $6,000 and $4,000, respectively, effective as of January 1, 2011.

Health and Welfare Benefits

The NEOs participate in group life, health and disability programs provided to all salaried employees. Except for periodic executive physicals, no other special health or welfare benefits are provided for the NEOs.

Perquisites

Effective for 2011 and beyond, the Committee elected to add the amounts associated with historical perquisites into the salaries of the NEOs and eliminate any future payments for perquisites. This process was undertaken to simplify the executive pay structure. The amounts added to salary in 2011 for perquisites for Messrs. Hipple, Grampa, Skoch and Chemnitz were $27,000, $18,000, $22,000 and $19,000, respectively.

Accounting and Tax Effects

The Committee considers both the financial reporting and the taxation of compensation elements in its decision-making process. The Committee seeks a balance between the Company’s best interests, fair treatment for the executives and minimizing taxation of the compensation offered to the executive while maximizing immediate deductibility.

The Committee is also aware of Internal Revenue Code section 162(m), which limits deductions for certain compensation paid to individual NEOs (with the exception of the CFO) in excess of $1 million. In response, the Committee designs much of the total compensation package of the NEOs to qualify for the exemption of “performance-based” compensation from the deductibility limit. However, the Committee reserves the right to design and use compensation instruments that may not be deductible within the rules of Internal Revenue Code section 162(m), if those instruments are in the Company’s best interests.

2012 Compensation Changes

The Committee made several changes to the total compensation mix in 2011 and this mix was maintained for 2012, with the exception of a reallocation of long-term equity-based incentives across three separate vehicles rather than just SARs and RSUs, reflecting the implementation of the New LTIP. The Committee implemented the New LTIP in 2012 with the following characteristics:

•	a three-year performance period between January 1, 2012 and December 31, 2014;

•	a relative performance measure that compares Materion’s total shareholder return (TSR) to a peer group of publicly traded companies;

•	the peer group will consist of twenty companies of similar industry and size as Materion;

•

a performance schedule in which 50% of the targeted award will be earned when Materion’s TSR is at the 25th percentile of the peer group, 100% of target is earned at the 50th percentile and 200% of target is earned at the 80th percentile;

•	TSR measurement will be based on the average daily closing share price over a 30-day period at the beginning and end of the three-year performance cycle; and

•

long-term incentives for 2012 were reallocated from the 2011 allocations of about 50% each between SARs and RSUs to a 33% allocation each across SARs, RSUs and the New LTIP, with total values for equity grants staying roughly equivalent to 2011.

The Committee chose to make this change in order to have an equity-based incentive that was strongly performance-based and that reflects the continued evolution of the Company’s pay philosophy and supporting pay programs.

The table below illustrates the overall allocations of the direct pay components of the pay program for the NEOs for 2012:

				Annual Incentives		Long-term Incentives
Name	Title	Market Median Total Direct Compensation(1)	2012 Salary(2)	Adjusted Op. Profit Measure(3)	Rel. ROIC Measure(3)	SARs(4)	New LTIP(4)	RSUs(4)	Target Total Direct Compensation
		Column 1	Column 2	Column 3	Column 4	Column 5	Column 6	Column 7	Column 8
Richard J. Hipple	Chairman, President and CEO	$3,510,000	$779,900	$912,500	$366,600	$483,500	$483,500	$483,500	$3,509,500
John D. Grampa	Senior VP Finance and CFO	1,190,000	413,200	276,800	111,600	129,500	129,500	129,500	1,190,100
Daniel A. Skoch	Senior VP Administration	1,085,000	385,300	250,400	100,200	115,600	115,600	115,600	1,082,700
Gregory R. Chemnitz	VP, General Counsel	835,000	333,700	186,900	60,100	85,600	85,600	85,600	837,500

Total		$6,620,000	$1,912,100	$1,626,600	$638,500	$814,200	$814,200	$814,200	$6,619,800

(1)	Provided by PM&P in 2010 executive compensation review, updated by about 3.3% to a 2012 timeframe.

(2)	2012 salaries as approved by the Committee in late 2011.

(3)	Allocations/payouts assuming target performance. Performance above or below target will result in different payouts.

(4)	Expected/estimated grant values allocated equally across SARs, RSUs and the New LTIP.

The Committee’s objectives and rationale for the above pay program include:

•	the Committee’s primary concern was to focus on the larger direct pay programs such as salaries, annual and long-term/equity incentives, which are more easily understood by shareholders;

•

the rationale for the allocation methodology chosen for the annual and long-term/equity incentives was to provide for relatively greater emphasis on long-term/equity incentives for the CEO, Mr. Hipple, on which he is perceived to have the greatest impact, and relatively more emphasis on annual incentives for the remaining NEOs (Messrs. Grampa, Skoch and Chemnitz) in which their impact is greater. The Committee continued this process with the group of executives directly below the NEOs by further reducing the percentage allocated to long-term/equity incentives and increasing the percentage allocated to annual incentives;

•	the Committee decided that two outcomes were important in the performance measure allocation within the 2012 MPCP:

•	the majority of the MPCP should be based on the adjusted operating profit goal because this represented the NEOs’ primary area of responsibility; and

•

a secondary portion of the MPCP should be allocated to performance against a peer group, primarily because of the cyclical nature of many of the Company’s businesses and its overall results and the desire to be able to reward executives for outstanding relative performance when absolute performance may dictate a different outcome.

•	the Committee decided on an equal split between SARs, RSUs and the New LTIP to appropriately balance several key objectives, as follows:

•	SARs – motivating the Company’s share price performance going forward;

•	New LTIP – motivating the Company’s share price performance against a peer group of companies likely regarded by investors as alternative investments; and

•	RSUs – executive retention.

The Committee viewed these objectives as equally important and each instrument is the primary motivator for achievement of those objectives.

Overall, the Committee wanted to ensure an appropriate allocation to the major pay programs based on targeting objectives considered important to the Company.

New Share Retention Guidelines

The Committee implemented new share retention guidelines beginning in 2011 that require 50% of the net after-tax shares acquired by executives through the exercise of stock options and SARs and the vesting of RSUs be retained by the NEO for five years after such event. Any other unencumbered common shares beneficially owned by the executives will count in the determination of whether that executive satisfies the minimum ownership requirements created by the retention ratio, including any shares owned in the Company’s 401(k) plan and any shares that the executives hold prior to adoption of this policy. Upon the implementation of these guidelines, the Committee eliminated a previous informal requirement that executives hold for seven years 100% of the net after-tax shares acquired upon the vesting of RSUs. The Committee believes the implementation of formal share retention guidelines will help to further ensure that the interests of the NEOs and shareholders are aligned.

Anti-hedging Policy

In our Insider Trading Policy, we have prohibited insiders from purchasing any financial instrument or engaging in any other transaction, such as a prepaid variable forward contract, equity swap, collar or exchange fund, that is designed to hedge or offset any decrease in the market value of the Company securities.

New Clawback Policy for 2011

As noted above, the Committee also elected to implement a formal clawback policy for the NEOs in advance of final regulations from the SEC. This policy is in addition to the clawback provisions contained in our equity award agreements that require NEOs to forfeit outstanding awards and pay back any amounts from equity grants if they engage in activity deemed to be detrimental to the Company. The Committee elected to implement aspects of this policy early because it believes a clawback policy represents an important protection for shareholders and is viewed favorably from a corporate governance standpoint. The clawback policy covers equity awards and the MPCP. This policy was amended in 2012 to include income in 2012 and later years and the Committee expects to amend it again when SEC final regulations become available.

Compensation Policies and Practices to Risk Management

In setting compensation, the Committee considers the risks to Materion’s shareholders and to the achievement of our goals that may be inherent in the compensation program. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” we believe our executive and employee compensation plans are appropriately structured and are not reasonably likely to result in a material adverse effect to the Company.

In its review the Committee noted that:

•

incentive programs provide for balance in that performance measures and goals were tied to the Company’s strategic objectives, achievable financial performance centered on the Company’s expecta-tions, relative performance against a peer group of companies and specific individual goals;

•

a significant portion of variable compensation is delivered in equity (SARs, RSUs and, for 2012, performance-based restricted stock units and performance shares) with multi-year vesting. The Company believes that equity compensation helps reduce compensation risk by balancing financial or strategic goals against any other factors management may take into consideration to ensure long-term shareholder value;

•	limited upside opportunity on incentive awards further ensures that management does not have any incentive to pursue short-term financial performance at the expense of long-term shareholder value;

•	the Company implemented extended scope share retention guidelines to encourage a focus on long-term growth rather than short-term gains; and

•	the Company extended the scope of our clawback policy to recoup from culpable NEOs any gains that are later found to be based on erroneous financial statements.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2011.

The foregoing report has been furnished by the Compensation Committee of the Board of Directors.

Vinod M. Khilnani (Chairman)

William P. Madar

N. Mohan Reddy

William R. Robertson

John Sherwin, Jr.

Darlene J. S. Solomon

Notwithstanding anything to the contrary as set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings other than our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

2011 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of our Chief Executive Officer and our other named executives (NEOs) who served in such capacities during the fiscal year ended December 31, 2011:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Richard J. Hipple	2011	754,038	—	798,222	825,998	813,158	206,712	3,933	3,402,061
Chairman, President	2010	704,634	168,450	419,384	615,717	1,694,961	40,506	31,304	3,674,956
and Chief Executive Officer	2009	674,650	168,450	489,941	705,932	413,829	49,034	34,555	2,536,391

John D. Grampa	2011	399,519	—	213,713	221,152	247,012	122,856	4,071	1,208,323
Sr. Vice President Finance	2010	374,511	93,100	126,081	185,112	519,000	68,266	19,725	1,385,795
and Chief Financial Officer	2009	339,900	78,315	139,518	201,027	129,558	58,982	17,556	964,856

Daniel A. Skoch	2011	372,461	—	190,802	197,450	222,812	351,887	4,821	1,340,233
Sr. Vice President	2010	344,732	131,770	116,013	170,304	446,206	112,204	27,735	1,348,964
Administration	2009	324,450	131,770	133,184	191,888	118,755	88,010	26,585	1,014,642

Gregory R. Chemnitz	2011	322,558	—	141,362	146,290	170,896	27,560	3,813	812,479
Vice President,	2010	299,877	—	77,590	113,916	336,060	21,107	15,429	863,979
General Counsel	2009	288,632	—	87,884	131,567	89,060	16,285	19,850	633,278

(1)	For 2011, “Salary” includes deferred compensation under the 401(k) Plan in the amount of $22,000 for each of Messrs. Hipple, Grampa, Skoch and Chemnitz.

(2)	The amounts reported for 2010 and 2009 represent special awards authorized by the Compensation Committee in its discretion in lieu of a supplemental retirement benefit plan. These special awards were discontinued after 2010 due to the adoption of the Materion Corporation Supplemental Retirement Benefit Plan.

(3)

The amounts reported in this column reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for restricted stock units granted during 2011 to each NEO. See Note K to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 for the assumptions used in calculating the fair value. See the “2011 Grants of Plan Based Awards” table for information on awards made in 2011. Please also note that in the 2010 proxy statement for the 2010 annual meeting of shareholders, the 2009 Summary Compensation Table contained amounts for Messrs. Hipple, Grampa and Skoch of $887,692, $268,320 and $256,246, respectively, that were included in the 2009 Stock Awards when they should have been included in the 2007 Stock Awards. The amounts above have been corrected.

(4)	The amounts reported in this column reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for stock appreciation rights granted to each NEO during 2011. See Note K to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 for the assumptions used in calculating the fair value. See the “2011 Grants of Plan Based Awards” table for information on awards made in 2011.

(5)	The amounts in this column for 2011 represent the payments made to the NEOs under the Management Performance Compensation Plan.

(6)	The amounts in this column for 2011 represent the change in pension and SRBP values and earnings in excess of 120% of the applicable federal rate in effect during 2011 for the KESOP and EDCP II Plans discussed in this proxy statement. The amounts for the change in pension value and the earnings in excess of 120% of the applicable federal rate in effect during 2011 are as follows:

	Pension ($)	SRBP ($)	KESOP/ EDCP II ($)	Total ($)
Richard J. Hipple	51,953	153,742	1,017	206,712
John D. Grampa	67,689	55,167	—	122,856
Daniel A. Skoch	120,727	231,160	—	351,887
Gregory R. Chemnitz	27,560	—	—	27,560

(7)	For each NEO, “All Other Compensation” for 2011 includes group life insurance premiums and the Company match to the 401(k) plan and to the Health Savings Account for Mr. Skoch.

2011 GRANTS OF PLAN BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard J. Hipple	2/1/2011	—	1,238,200	2,476,400	—	—	—
	5/4/2011							20,311		—	798,222
	5/4/2011								38,474	39.30	825,998
John D. Grampa	2/1/2011	—	376,000	752,000	—	—	—
	5/4/2011							5,438		—	213,713
	5/4/2011								10,301	39.30	221,152
Daniel A. Skoch	2/1/2011	—	339,430	678,860	—	—	—
	5/4/2011							4,855		—	190,802
	5/4/2011								9,197	39.30	197,450
Gregory R. Chemnitz	2/1/2011	—	239,020	478,040	—	—	—
	5/4/2011							3,597		—	141,362
	5/4/2011								6,814	39.30	146,290

(1)	This column shows the restricted stock units that were granted in 2011. These RSUs will vest in three years from the date of grant, provided these executives are continuously employed three years from the date of grant.

(2)	This column shows the SARs that were granted in 2011. These SARs become fully exercisable and vest 100% after three years.

(3)	The amounts reported in this column reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for stock and option awards. See Note K to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 for the assumptions used in calculating the fair value.

Executive Employment Arrangements

None of the NEOs have an employment agreement. However, each NEO has a Severance Agreement that provides the executive with three-year severance benefits upon termination or significant change in the duties of the executive as a result of a change in control as defined in the agreement, and, except for Mr. Chemnitz, two-year severance benefits in the event of certain involuntary terminations. Discussion of the payouts provided for under various termination situations is set forth in the section “Other Potential Post-employment Payments” below.

Non-equity Incentive Plan Compensation

For 2011, base salaries and bonuses (including amounts deferred to the 401(k) Plan) as a percentage of total compensation shown in the “2011 Summary Compensation Table” were 22% for Mr. Hipple, 33% for Mr. Grampa, 28% for Mr. Skoch and 40% for Mr. Chemnitz.

Stock and Option Awards

Stock and option awards under the 2006 A&R Plan were made during 2011 in the form of SARs and restricted stock units. Descriptions and the reason for these types of grants are in the CD&A.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Richard J. Hipple	8,700	—	24.03	5/2/2016
	15,000	—	44.72	2/15/2017
	11,102	—	27.78	2/15/2018
		90,147	15.01	2/10/2019
		53,515	21.24	2/22/2020
		38,474	39.30	5/4/2018
					72,697	1,765,083

	34,802	182,136

John D. Grampa	15,000	—	17.075	2/3/2014
	15,000	—	17.68	2/8/2015
	14,000	—	24.03	5/2/2016
	4,550	—	44.72	2/15/2017
	3,356	—	27.78	2/15/2018
		25,671	15.01	2/10/2019
		16,089	21.24	2/22/2020
		10,301	39.30	5/4/2018
					20,669	501,843

	51,906	52,061

Daniel A. Skoch	15,000	—	17.075	2/3/2014
	15,000	—	17.68	2/8/2015
	14,000	—	24.03	5/2/2016
	4,400	—	44.72	2/15/2017
	3,203	—	27.78	2/15/2018
		24,504	15.01	2/10/2019
		14,802	21.24	2/22/2020
		9,197	39.30	5/4/2018
					19,190	465,933

	51,603	48,503

Gregory R. Chemnitz	1,373	—	27.78	2/15/2018
		16,801	15.01	2/10/2019
		9,901	21.24	2/22/2020
		6,814	39.30	5/4/2018
					13,333	323,725

	1,373	33,516

(1)	These amounts represent the SARs that were granted in 2011, 2010 and 2009. These SARs vest 100% after three years. The SARs expiring on 2/10/2019 were granted on 2/10/09, the SARs expiring on 2/22/20 were granted on 2/22/10 and the SARs expiring on 5/4/18 were granted on 5/4/11.

(2)	Restricted stock and restricted stock units were granted to Messrs. Hipple, Grampa, Skoch and Chemnitz on 2/10/09, 2/22/10 and and 5/4/11. Restricted stock and restricted stock units are subject to forfeiture if these executives are not continuously employed for a three-year period from the date of grant. Restricted stock and restricted stock units, all which vest three years from the date of grant, provided the executive has been continuously employed three years from the date of grant, were granted as follows:

•	Mr. Hipple – 32,641 RS on 2/10/09; 19,745 RS on 2/22/10 and 20,311 RSUs on 5/4/11;

•	Mr. Grampa – 9,295 RS on 2/10/09; 5,936 RS on 2/22/10 and 5,438 RSUs on 5/4/11;

•	Mr. Skoch – 8,873 RS on 2/10/09; 5,462 RS on 2/22/10 and 4,855 RSUs on 5/4/11;

•	Mr. Chemnitz – 6,083 RS on 2/10/09; 3,653 RSUs on 2/22/10 and 3,597 RSUs on 5/4/11.

(3)	Amounts in these columns were calculated using the December 30, 2011 Materion Corporation common stock closing price of $24.28 multiplied by the number of shares in the preceding column.

2011 OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard J. Hipple	7,304	253,011
John D. Grampa	4,208	145,765
Daniel A. Skoch	5,108	176,941
Gregory R. Chemnitz	1,903	65,920

2011 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Richard J. Hipple	Materion Corporation Pension Plan	10	225,691	—
	Materion Corporation Supplemental Retirement Benefit Plan	10	245,382	—
John D. Grampa	Materion Corporation Pension Plan	13	375,473	—
	Materion Corporation Supplemental Retirement Benefit Plan	13	47,825	—
Daniel A. Skoch	Materion Corporation Pension Plan	28	793,939	—
	Materion Corporation Supplemental Retirement Benefit Plan	28	239,531	—
Gregory R. Chemnitz	Materion Corporation Pension Plan	4	74,238	—
	Materion Corporation Supplemental Retirement Benefit Plan	—	—	—

Assumptions:

•	Measurement Date: December 31, 2011

•	Interest Rate for Present Value: 4.75%

•	Mortality (Pre-commencement): None

•	Mortality (Post-commencement): RP-2000 Mortality Table projected to 2012 using Scale AA (separate male and female rates)

•	Withdrawal and disability rates: None

•	Retirement rates: None prior to Age 65, except age 64 for Mr. Skoch

•	Normal Retirement Age: Age 65, except age 64 for Mr. Skoch as explained in the narrative below

•	Accumulated benefit is calculated based on credited service and pay as of December 31, 2011

•	All results shown are estimates only; actual benefits will be based on data, pay and service at time of retirement

The Materion Corporation Pension Plan (qualified pension plan) is a defined benefit plan under which Messrs. Hipple, Grampa, Skoch and Chemnitz are currently accruing benefits. Effective as of the close of business on May 31, 2005, the benefit under the prior formula for Messrs. Hipple, Grampa and Skoch (50% of final average earnings over highest five consecutive years minus 50% of annual Social Security benefit, the result prorated for service less than 35 years) was frozen. The frozen annual benefits as of May 31, 2005, payable beginning at age 65 as a single life annuity, for Messrs. Hipple, Grampa and Skoch are $9,855; $17,255 and $54,856, respectively. Credited service for pension benefit purposes as of May 31, 2005 for Messrs. Hipple, Grampa and Skoch is 3, 6 and 21 years, respectively.

Beginning June 1, 2005, the qualified pension plan formula was changed for Messrs. Hipple, Grampa and Skoch to 1% of each year’s earnings. The retirement benefit for these individuals will be equal to the sum of that earned as of May 31, 2005 and that earned under the new formula for service after May 31, 2005. Mr. Chemnitz was hired on September 17, 2007. His retirement benefit will be equal to 1% of each year’s earnings.

The “2011 Pension Benefits” table shows for Messrs. Hipple, Grampa, Skoch and Chemnitz the number of years of credited service, present value of accumulated benefit and payments during the last fiscal year under the qualified pension plan. We do not sponsor any other qualified defined benefit plan that provides benefits to Messrs. Hipple, Grampa, Skoch and Chemnitz. We also sponsor a nonqualified defined benefit plan that provides benefits to Messrs. Hipple, Grampa and Skoch. See the section entitled “Supplemental Retirement Benefit Plan”.

The “Present Value of Accumulated Benefit” is the lump-sum value as of December 31, 2011 of the annual pension benefit that was earned as of December 31, 2011 that would be payable under the qualified pension plan for Messrs. Hipple, Grampa, Skoch and Chemnitz for life beginning at their normal retirement age. The normal retirement age is defined as age 65 in the qualified pension plan. Certain assumptions were used to determine the lump-sum value and to determine the annual pension that is payable beginning at normal retirement age. Those assumptions are described immediately following the “2011 Pension Benefits” table.

If the participant terminates employment before completing 10 years of service, the annuity may not commence prior to age 65. If the participant terminates employment after completing 10 years of service, the annuity may commence as early as age 55 and is reduced 6.67% per year between ages 60 and 65 and 3.33% per year between ages 55 and 60 based on the participant’s age at commencement, if the benefit commences prior to normal retirement age. An unreduced benefit is available commencing at age 62 for those participants who terminate after age 55 with at least 30 years of service. At year-end 2011, Messrs. Hipple, Grampa and Skoch had attained early retirement eligibility and Mr. Chemnitz had not attained early retirement eligibility. Further, Mr. Chemnitz had not yet completed five years of service, which is required in order to be eligible to receive a benefit at age 65. Mr. Chemnitz will complete five years of service on September 17, 2012. Mr. Skoch is the only named executive who may become eligible to commence his benefit on an unreduced basis prior to age 65. Assuming continued uninterrupted employment with the Company, Mr. Skoch would reach 30 years of service at the end of the month in which he attains age 64.

Benefits provided under the qualified pension plan are based on compensation up to a compensation limit under the Code (which was $245,000 in 2011). In addition, benefits provided under the qualified pension plan may not exceed a benefit limit under the Code (which was $195,000 payable as a single life annuity beginning at normal retirement age in 2011).

Compensation is generally equal to the total amount that is included in income (such as regular base salary, incentive compensation under any form of incentive compensation plan, sales commissions and performance- restricted shares of stock at the time these shares are includable in the participant’s gross income for Federal income tax purposes), plus salary reduction amounts under sections 125 and 401(k) of the Code. The annual salary and bonus for the current year for Messrs. Hipple, Grampa, Skoch and Chemnitz is indicated in the “2011 Summary Compensation Table”. Each year’s compensation for the qualified pension plan is limited by the compensation limits under the Code.

Generally, a participant’s years of credited service are based on the years an employee participates in the qualified pension plan. However, in certain cases, credit for service prior to participation in the qualified pension plan is granted. Such cases include employment with the Company in a position that is not eligible for participation in the qualified pension plan and service with a predecessor employer. The years of credited service for Messrs. Hipple, Grampa and Chemnitz are based only on their service while eligible for participation in the qualified pension plan. The years of credited service for Mr. Skoch include service for the period June 29, 1983 through December 1, 1985, during which time he was covered under The S.K. Wellman Corp. Retirement Plan for Salaried Employees. All S.K. Wellman Corp. salaried employees who had transferred to Brush Wellman Inc. as salaried employees prior to May 4, 1986 and were still employed after May 4, 1986, receive credited service under the qualified pension plan equal to their credited service under The S.K. Wellman Corp. Retirement Plan for Salaried Employees at the time of their transfer. Mr. Skoch received a lump-sum payment during January 1987 in lieu of the benefit he had accrued for the period June 29, 1983 through December 1, 1985 under The S.K. Wellman Corp. Retirement Plan for Salaried Employees. Mr. Skoch’s accrued benefit under the qualified pension plan has been offset for the benefit for which he received this lump-sum payment.

Lump sums are available under the qualified pension plan only for the portion of the participant’s benefit that was accrued prior to July 1, 1992. Mr. Skoch is eligible to elect to receive the portion of his benefit that was accrued prior to July 1, 1992 as a lump sum with the remaining portion of his benefit payable in the form of an annuity with monthly benefit payments. Messrs. Hipple, Grampa and Chemnitz are eligible only to have their benefits payable in the form of an annuity with monthly benefit payments.

The qualified pension plan was designed to provide tax-qualified pension benefits for most of our employees. Benefits under the qualified pension plan are funded by an irrevocable tax-exempt trust. An executive’s benefits under the qualified pension plan are payable from the assets held by the tax-exempt trust.

Supplemental Retirement Benefit Plan

Adopted effective September 13, 2011, the new Supplemental Retirement Benefit Plan (SRBP) is an unfunded, nonqualified deferred compensation plan that provides benefits for a select group of management or highly compensated employees named in the SRBP document in order to supplement the pension benefits paid to them from the Materion Corporation Pension Plan.

A participant’s benefit under the SRBP will be the amount of the participant’s “Prevented Benefits” (as described below), reduced by a participant’s designated “Offset Amount,” (that which was paid in prior years as special award payments) as set forth in the SRBP. A participant’s interest in benefits payable under the SRBP will be vested and non-forfeitable to the same extent and in the same manner as benefits are vested and non-forfeitable under the Pension Plan. The benefits payable under the SRBP will be paid to a participant in a single sum payment on or about the first day of the third month (or, in certain cases as necessitated by tax law provisions, the sixth month) next following the date of his separation from service.

“Prevented Benefits” for purposes of the SRBP means the difference, expressed as a single sum, between the regular pension benefits payable to a participant under the Pension Plan and the regular pension benefits that would be so payable to the participant under the Pension Plan if such benefits were determined including in compensation any compensation that was deferred on an elective basis under any non-qualified deferred compensation plan or agreement with a participant and without regard to limitations on covered compensation and benefit amounts imposed by the Internal Revenue Code of 1986, as amended, and taking into account any special calculation provisions for a participant as set forth on Schedule I to the SRBP.

We are under no obligation to set aside funds specifically designated to pay these supplemental amounts and are not presently maintaining any kind of trust for this purpose.

2011 NONQUALIFIED DEFERRED COMPENSATION

We maintain two nonqualified arrangements for executives, the Key Employee Share Option Plan (KESOP) and the Executive Deferred Compensation Plan II (EDCP II). The primary purpose of each is to provide benefits in the event a participant’s compensation exceeds the amount of compensation that may be taken into account for deferring income and matching contributions under the Materion Corporation Savings and Investment Plan.

Key Employee Share Option Plan

The KESOP was established in 1998 to provide executives with options to purchase property other than our common stock (in this case, options to purchase certain mutual fund shares as further described below), which options replace a portion of the executive’s compensation. The options cover property with an initial value equal to the amount of compensation they replace, divided by 75%, with an exercise price equal to the difference between that amount and the amount of compensation replaced (in other words, 25% of the fair market value of the option property). Thus, the executive may receive the increase or decrease in market value of the entire amount of the property covered by the option, including the exercise price. Due to the American Jobs Creation Act of 2004 which added section 409A to the Code, the KESOP was frozen effective December 31, 2004. Moreover, options for purchase of property that did not become exercisable prior to 2005 under the KESOP and corresponding elections under the KESOP were cancelled. Each participant who had such KESOP options and elections cancelled received payment in the amount of the cancelled deferrals. Eligibility to participate and the property (consisting of shares of mutual funds) subject to the KESOP options were determined by the Compensation Committee of the Board. Mutual fund selection was intended to be the same or similar to that offered under the 401(k) Plan, but was not required. Executives were permitted to select among those mutual funds to determine those covered by the options obtained by them as a result of their compensation elections, but generally were not permitted to change that selection once made.

Although the KESOP was frozen as noted above, options that became exercisable prior to January 1, 2005 and which have not as yet been exercised remain on the books for some executives.

The KESOP balance of each executive is equal to the most recent closing price of the mutual funds under the options accumulated by the executive as of the end of the year. To obtain the portion of this balance based on any particular option, however, the executive must pay the 25% exercise price set when the option was granted. In addition to potential gains through changes in the market value for the underlying mutual funds, the executive may accumulate value whenever any dividends or other cash distributions are made relative to those mutual funds. Starting with dividends for the year ending December 31, 2004, the value of any such dividends or distributions is credited to the executive’s EDCP II account (see discussion below of the EDCP II) as part of the compensation deferred under that program.

Unless the amount of mutual funds available under an option is adjusted as a result of a stock split, merger, divestiture, consolidation or other corporate transaction, or unless other property is substituted for the mutual fund shares originally subject to the option, an option becomes exercisable 184 days after the grant of the option and remains exercisable at any time after that date until the earlier of the fifteenth anniversary of the grant or the third anniversary of the executive’s termination of employment. If any adjustment in the number of mutual fund shares or any substitution of new property occurs, the exercise period will be interrupted for 184 days and the deadline to exercise will be extended by 184 days, but not more than five years beyond the original exercise deadline. Any option not exercised by the deadline may not be exercised after that.

The KESOP is unfunded. The options obligation for each executive is maintained in a book reserve account. We are under no obligation to set aside funds specifically designated to satisfy this obligation or to invest in any of the optioned mutual funds selected by the executive. However, we maintain a trust, as part of the general assets of the Company, intended to hold property for use in meeting this obligation, unless we become insolvent. In that case, the assets in the trust would be available to satisfy our creditors just as any other general assets of the Company, before the option property would be delivered. In other words, each executive participating in the KESOP is an unsecured general creditor of the Company with respect to the value of the property optioned as his KESOP benefits.

When an option is exercised, the executive pays the applicable exercise price to the Company and we deliver to the executive the underlying property, which may have been obtained and held as general assets of the Company before the option was exercised. The value of the underlying property delivered, less the exercise price paid, is treated as taxable income to the executive and he must pay the Company for any income taxes or other payroll taxes required to be withheld by the Company on that income. We may take an income tax deduction for the value of the property delivered, reduced by the exercise price paid.

No executive may transfer or sell his KESOP options during his life, except for a transfer, for no pay and only as approved by the Committee, to a member of the executive’s immediate family, to a trust for the benefit of such a family member or to a partnership consisting only of such family members as partners. Upon an executive’s death, his KESOP options will pass to his beneficiaries or estate, but they must be exercised before the earlier of the original deadline or the first anniversary of his death. No other transfers or withdrawals are permitted under the KESOP.

The latest exercise deadline for any existing KESOP options is June 30, 2019. As noted earlier, options may expire earlier, within three years of the executive’s termination of employment.

Executive Deferred Compensation Plan II

The EDCP II provides executives an opportunity to make deferral elections generally not permitted under the 401(k) Plan. Internal Revenue Code section 401(a)(17) limits the amount of compensation that may be taken into account for deferrals under the 401(k) Plan. For 2011, that limit was $245,000. Executives may elect each year to defer all or any portion of the sum of his Management Performance Compensation Plan payouts payable in cash for that year, plus the portion of his base salary for that year that is in excess of the compensation limit under Internal Revenue Code section 401(a)(17). Previously we had provided a non-elective deferral equal to three percent (3%) of his total compensation in excess of the Internal Revenue Code section 401(a)(17) limit (his Excess Compensation) designed to reflect the employer matching contribution not permitted under the 401(k) Plan because of the Internal Revenue Code section 401(a)(17) compensation limit. In April 2009, the Company contribution was eliminated due to the global economic crisis, but was restored in April 2010. In 2010, the decision was made to eliminate the Company contribution for the NEOs and certain other executives. This is discussed further in the CD&A. Credits in amounts equal to the value of any dividends or other cash distributions payable from mutual funds optioned to the executive under the KESOP (see discussion of the KESOP above) are also credited to the executive’s EDCP II account balance starting with dividends for the year 2004.

The compensation deferrals credited to each executive are credited with earnings at a rate equal to the return on hypothetical investments selected by the executive from a list of mutual funds identified by the Compensation Committee of the Board. Investment selection is intended to be the same or similar to that offered under the 401(k) Plan, but this is not required. The executive’s investment selection is used only to determine earnings credits on the compensation deferrals under the EDCP II. We are not obligated to invest any funds in the mutual funds selected by the executive. Earnings returns will change from year to year.

The EDCP II is unfunded. Deferred compensation credits and related earnings credits for each executive are maintained in a book reserve account. We are under no obligation to set aside funds specifically designated to pay these deferred income amounts. However, we maintain a trust, as part of the general assets of the Company, intended to pay these deferred income amounts, unless we become insolvent. In that case, the assets in the trust would be available to satisfy creditors of the Company, just as any other general assets of the Company, before the deferred income amounts would be paid. In other words, each executive participating in the EDCP II is an unsecured general creditor of the Company with respect to the payment of his EDCP II benefits.

2011 NONQUALIFIED DEFERRED COMPENSATION

The table below shows deferrals to the EDCP II of executive contributions and of contributions by Materion Corporation on behalf of each NEO for 2011 earnings, if applicable, credited to his EDCP II account and KESOP account for 2011, any distributions made from his KESOP account during 2011, and the aggregate balance of his EDCP II credits and the KESOP credits as of December 31, 2011.

Name		Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Richard J. Hipple	EDCPII	—	—	4,320	—	122,286
	KESOP	—	—	214	—	12,785
John D. Grampa	EDCPII	—	—	(669)	—	82,305
	KESOP	—	—	(66)	—	1,608
Daniel A. Skoch	EDCPII	—	—	(2,114)	—	82,021
	KESOP	—	—	(617)	—	30,534
Gregory R. Chemnitz	EDCPII	39,035	—	(1,889)	—	56,156

(1)	The amount in this column is also included in the “Salary” column of the “2011 Summary Compensation Table”.
(2)	These earnings include dividends paid in 2010 for the KESOP, which were transferred to the EDCP II in 2011 in the amounts as follows: Mr. Hipple $199; Mr. Grampa $0; and Mr. Skoch $647. Of these amounts, $1,017 was reported for Mr. Hipple in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column for 2011 of the “2011 Summary Compensation Table.”

(3)	The Aggregate Balance as of Last FYE for the KESOP for each of the executive officers listed above represents the net amount due the participant upon exercise (i.e., net of the 25% option price due back to the Company). The following amounts shown in this column previously were reported as “All Other Compensation” to the NEOs in the Summary Compensation Table: Mr. Hipple $23,668; Mr. Grampa $28,345 and Mr. Skoch $30,023.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

We have entered into Severance Agreements with the NEOs to help ensure the continuity and stability of our senior management. The other incentive arrangements maintained by us also provide for payments to be made to the NEOs upon certain terminations of employment.

Severance Agreements

Basic Severance Benefits.    The Severance Agreements provide that if the employment of any NEO, other than Mr. Chemnitz, is terminated by the Company or one of its affiliates except for cause or gross misconduct, or if he resigns as a result of a reduction in his salary or incentive pay opportunity, severance benefits will apply. Severance benefits include rights to:

•	a lump-sum payment of two times salary and incentive compensation;

•	the continuation of retiree medical and life insurance benefits for two years;

•	a lump-sum payment equal to the sum of the present value of any bonus he would have received under any long-term incentive plan;

•	any retirement benefits he would have earned under the Company’s qualified retirement plans during the next two years; and

•	reasonable fees for outplacement services, up to a maximum of $20,000.

In addition, all equity incentive awards vest, and all SARs become fully exercisable, if the severance benefits are applicable. Mr. Chemnitz does not participate in this basic severance agreement.

Change in Control Severance Benefits.    In the event of a “change in control” of the Company, as defined in these agreements, and if the executive’s employment is terminated by the Company or one of its affiliates except for cause, or he resigns within one month after the first anniversary of the change in control, or the nature and scope of his duties worsens or certain other adverse changes occur and the Board of Directors so decides (referred to in the table below as Good Reason Termination), the executive is entitled to receive similar severance benefits based on a three-year period. A termination or demotion following the commencement of discussions with a third party which ultimately results in a change in control will also activate the Change in Control Benefits. The Severance Agreements included a tax gross-up provision under section 280G of the Code that expired on February 8, 2012. Payment of the Change in Control Benefits under the Severance Agreements were subject to the tax gross-up for the first five years and thereafter are subject to a reduction in order to avoid the application of the excise tax on “excess parachute payments” under the Code, but only if the reduction would increase the net after tax amount received by the executive. In addition, the Company must secure payment of the Change in Control Benefits under the Severance Agreements through a trust that is to be funded upon the change in control, and amounts due but not timely paid earn interest at the prime rate plus 4%. The Company must pay attorneys’ fees and expenses incurred by an executive in enforcing his right to Change in Control Benefits under his severance agreement. While equity awards granted prior to 2011 will vest on a single trigger basis in the event of a change in control, subsequent awards will vest on a double trigger basis as described above.

Nonsolicitation and Noncompetition Provisions.    Under the Severance Agreements, each executive agrees not to solicit any of our employees, agents or consultants to terminate their relationship with us, to protect our confidential business information and not to compete with the Company during employment or for a period of (i) two years following termination of the executive’s employment by the Company or one of its affiliates except for cause or gross misconduct, or if he resigns as a result of a reduction in his salary or incentive pay opportunity or (ii) one year following a termination of employment for any other reason. Each executive also assigns to us any intellectual property rights he may otherwise have to any discoveries, inventions or improvements made while in our employ or within one year thereafter.

Section 409A of the Internal Revenue Code.    In July 2008, the Severance Agreements were amended and restated to comply with the documentary compliance requirements of section 409A of the Code. Section 409A generally became effective January 1, 2005, and covers most programs that defer receipt of compensation to a succeeding year, including the Severance Agreements. Section 409A provides strict rules for the timing of payouts, including a six-month delay for certain payments made in connection with a termination of employment, which is now reflected in the Severance Agreements.

Amounts Payable Under Severance Agreements.    The following table sets forth the amounts payable under the Severance Agreements. Note that this table does not include any benefits payable to the NEO under the retirement plan(s) of the Company or any subsidiary, or any payout to the NEO under the Company’s KESOP or the EDCP II. Additional information about the amounts payable to the NEO in the event of retirement, death or permanent disability is presented separately after the table.

	Richard J. Hipple		John D. Grampa		Daniel A. Skoch		Gregory R. Chemnitz
	Involuntary Not For Cause Termination ($)	Involuntary or Good Reason Termination after a Change in Control ($)	Involuntary Not For Cause Termination ($)	Involuntary or Good Reason Termination after a Change in Control ($)	Involuntary Not For Cause Termination ($)	Involuntary or Good Reason Termination after a Change in Control ($)	Involuntary Not For Cause Termination ($)	Involuntary or Good Reason Termination after a Change in Control ($)
Base Salary/Annual Bonus	4,092,100	6,138,150	1,608,000	2,412,000	1,477,080	2,215,620	N/A	2,160,963
Welfare Benefits	40,310	60,465	28,434	42,651	25,170	37,755	N/A	52,083
Additional Benefits Under Retirement Plans	57,521	86,282	67,120	100,680	63,402	95,103	N/A	75,361
Outplacement Services	20,000	20,000	20,000	20,000	20,000	20,000	N/A	20,000
Annual MPCP Bonus	N/A	1,238,200	N/A	376,000	N/A	339,430	N/A	239,020
Stock Options/SARs Accelerated Vesting(1)	998,348	998,348	286,881	286,881	272,150	272,150	N/A	185,844
Restricted Stock Accelerated Vesting(1)	1,765,083	1,765,083	501,843	501,843	465,933	465,933	N/A	323,725

Total Without Gross-Up or Cutback	6,973,362	10,306,528	2,512,278	3,740,055	2,323,735	3,442,991	N/A	3,056,996

280G Gross-Up Payment	N/A	3,493,866	N/A	1,172,878	N/A	0	N/A	N/A
280G Cutback	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0

Total With Gross-Up or Cutback	6,973,362	13,800,394	2,512,278	4,912,933	2,323,735	3,442,991	N/A	3,056,996

(1)	The amounts reported for the NEOs for accelerated vesting of stock options/SARs for terminations in connection with a change in control reflect single trigger acceleration amounts. The following portions of the amounts reported for the NEOs for accelerated vesting of restricted stock for terminations in connection with a change in control reflect double trigger acceleration amounts (with the balance reflecting single trigger vesting amounts): Mr. Hipple, $493,151; Mr. Grampa, $132,035; Mr. Skoch, $117,879 and Mr. Chemnitz, $87,335.

BENEFITS PAYABLE UPON RETIREMENT, DEATH OR DISABILITY UNDER INCENTIVE PLANS

Annual Cash Incentive Plan

Management Performance Compensation Plan (MPCP).    The NEOs are participants in the Company’s MPCP, which provides for annual, single-sum cash payments that are based on achieving pre-established financial objectives and qualitative performance factors. Generally, an executive must be employed on the last day of the plan year in order to receive an award under the MPCP. However, if an executive retires under a retirement plan of the Company or any subsidiary during a plan year, the executive will receive an award pro-rated to the beginning of the month following the executive’s retirement date.

2006 Stock Incentive Plan

In March 2006, the Company adopted the Materion Corporation 2006 Stock Incentive Plan (2006 Plan), which was amended in May 2011 (2006 A&R Plan). The 2006 A&R Plan authorizes the Compensation Committee to provide equity-based compensation in the form of performance restricted shares, performance shares, performance units, restricted stock, option rights, stock appreciation rights and restricted stock units for the purpose of providing incentives and rewards for superior performance.

Restricted Stock (RS) and Restricted Stock Units (RSUs).    Each of the NEOs has received grants of RS and RSUs under the 2006 Plan and 2006 A&R Plan. The RS and RSU award agreements provide that all RS and RSUs will immediately vest if the executive dies or becomes permanently disabled while employed by the Company or any subsidiary during the applicable vesting period and that a pro-rata portion (or such higher portion as may be determined by the Compensation Committee in its sole discretion) of the RS and RSUs will immediately vest if the executive retires during the applicable vesting period. Assuming a termination of employment due to death or permanent disability on December 30, 2011, the value of accelerated vesting of the RS and RSUs would have been $1,765,083; $501,843; $465,933 and $323,725 for Messrs. Hipple, Grampa, Skoch and Chemnitz, respectively. Assuming a termination of employment due to retirement on December 30, 2011, the value of pro-rata accelerated vesting of the RS and RSUs would have been $578,696; $161,008; $53,874; and $72,030 for Messrs. Hipple, Grampa, Skoch and Chemnitz, respectively.

Stock Appreciation Rights.    Each of the NEOs has received grants of stock appreciation rights under the 2006 A&R Plan. The award agreements generally provide that awards terminate 190 days after termination of employment. However, the award agreements also provide that all awards will immediately vest if the executive dies while employed by the Company or any subsidiary or retires under a retirement plan of the Company or any subsidiary. At the discretion of the Committee, all awards will immediately vest upon a termination of the executive’s employment under circumstances determined by the Board to be for the convenience of the Company. Assuming a termination of employment due to death, retirement or upon a termination of employment described in the preceding sentence on December 30, 2011, the value of any accelerated vesting of the awards would have been $998,348; $286,881; $272,150 and $185,844 for each of Messrs. Hipple, Grampa, Skoch and Chemnitz, respectively, as the closing price on December 30, 2011 was higher than three of the six grant prices of the SARs grants.

RELATED PARTY TRANSACTIONS

In 2002, we entered into life insurance agreements with several employees, including Mr. Skoch, and purchased life insurance policies pursuant to those agreements. These agreements, and the policies, which are owned by the employees, remain outstanding, and the portions of the premiums we paid are treated as loans to the employees, secured by the insurance policies, for financial purposes. The agreements require the employees to maintain the policies’ cash surrender values in amounts at least equal to the outstanding loan balances. Mr. Skoch’s principal balance, which has not changed since inception, is $39,951. Interest on the loans is based on the applicable federal rate which as of December 31, 2010, was 2.78%. Mr. Skoch paid $1,445 in interest in 2011.

We recognize that transactions between any of our directors or executive officers and us can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our shareholders. Pursuant to its charter, the Governance and Organization Committee considers and makes recommendations to the Board with regard to possible conflicts of interest of Board members or management. The Board then makes a determination as to whether to approve the transaction.

The Governance and Organization Committee reviews all relationships and transactions in which Materion Corporation and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Secretary is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions in order to enable the Governance and Organization Committee to determine, based on the facts and circumstances, whether Materion or a related person has a direct or indirect material interest in the transaction. As set forth in the Governance and Organization Committee’s charter, in the course of the review of a potentially material-related person transaction, the Governance and Organization Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to Materion;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Materion; and

•	any other matters the Governance and Organization Committee deems appropriate.

Based on this review, the Governance and Organization Committee will determine whether to approve or ratify any transaction which is directly or indirectly material to Materion or a related person.

Any member of the Governance and Organization Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction; however, such director may be counted in determining the presence of a quorum at a meeting of the Governance and Organization Committee that considers the transaction.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the annual report with management, and discussed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

The Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for the respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held six meetings during 2011.

In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

The current Audit Committee charter is available on our web site at http://materion.com/.

William B. Lawrence (Chairman)

Joseph P. Keithley

Craig S. Shular

Geoffrey Wild

2.     RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm for the year 2012 and presents this selection to the shareholders for ratification. Ernst & Young LLP will audit our consolidated financial statements for the year 2012 and perform other permissible, preapproved services. Representatives of Ernst & Young LLP are expected to be present at the 2012 annual meeting. These representatives will have the opportunity to make a statement if they desire to do so and will respond to appropriate questions.

Preapproval Policy for External Auditing Services

The Audit Committee has established a policy regarding preapproval of all audit and non-audit services expected to be performed by our independent registered public accounting firm, including the scope of and estimated fees for such services. Our independent registered public accounting firm, after consultation with management, will submit a budget, based on guidelines set forth in the policy, for the Audit Committee’s approval for its annual audit and associated quarterly reviews and procedures. Management, after consultation with our independent registered public accounting firm, will submit a budget, based on guidelines set forth in the policy, for the Audit Committee’s approval for audit-related, tax and other services to be provided by our independent registered public accounting firm for the upcoming fiscal year. The policy prohibits our independent registered public accounting firm from providing certain services described in the policy as prohibited services. The Audit Committee approved all of the estimated fees described below under the heading “External Audit Fees”.

External Audit Fees

	2011	2010
Audit Fees	$1,360,000	$1,310,000
Audit-related Fees	57,000	55,000
Tax Fees	173,000	185,000
All Other Fees	123,500	—

Total	$1,713,500	$1,550,000

Audit Fees

Audit fees consist of fees billed for professional services rendered for the integrated audit of our consolidated financial statements and the effectiveness of internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and audits in connection with statutory requirements.

Audit-related Fees

Audit-related services principally include the audit of financial statements of our employee benefit plans.

Tax Fees

Tax fees include corporate tax compliance, tax advice and tax planning.

All Other Fees

All other fees for 2011 were for a consulting engagement with respect to process improvement programs.

The Board of Directors of Materion Corporation unanimously recommends a vote “FOR” Proposal 2 to ratify Ernst & Young LLP as the independent registered public accounting firm for the year 2012.

3.     ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In this Proposal 3, pursuant to Section 14A of the Exchange Act, we are providing our shareholders the opportunity to cast an advisory (non-binding) vote on the compensation paid to the Company’s named executive officers, as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” above, pursuant to the compensation rules of the SEC. While this vote is advisory, and not binding on the Company, the Board values the opinions of our shareholders and the Compensation Committee expects to review the results of the vote and take them into consideration when making future decisions regarding executive compensation. Currently, advisory “Say-on-Pay” votes are scheduled to be held once every year, with the 2013 vote to occur at our 2013 annual meeting of shareholders.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our shareholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation of the named executive officers of the company as disclosed pursuant to the compensation rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

The approval of Proposal 3 requires the affirmative vote of a majority of the votes cast on such proposal at the 2012 annual meeting.

The Board of Directors of Materion Corporation unanimously recommends a vote “FOR” Proposal 3 relating to the advisory vote to approve named executive officer compensation.

SHAREHOLDER PROPOSALS

We must receive by November 30, 2012 any proposal of a shareholder intended to be presented at the 2013 annual meeting of Materion Corporation’s shareholders and to be included in our proxy, notice of meeting and proxy statement related to the 2013 annual meeting pursuant to Rule 14a-8 under the Exchange Act. These proposals should be submitted by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2013 annual meeting must be received by us on or before the date determined in accordance with our code of regulations or they will be considered untimely under Rule 14a-4(c) of the Exchange Act. Under our code of regulations, proposals generally must be received by us no fewer than 60 and no more than 90 days before an annual meeting. However, if the date of a meeting is more than ten days from the anniversary of the previous year’s meeting and we do not give notice of the meeting at least 75 days in advance, proposals must be received within ten days from the date of our notice. Our proxy related to the 2013 annual meeting of Materion Corporation’s shareholders will give discretionary authority to the proxy holders to vote with respect to all proposals submitted outside the processes of Rule 14a-8 received by us after the date determined in accordance with our code of regulations.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to be held on May 2, 2012.

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our 2011 Annual Report, are available free of charge at http://investor.shareholder.com/materion/annual.cfm

OTHER MATTERS

We do not know of any matters to be brought before the meeting except as indicated in the notice. However, if any other matters properly come before the meeting for action of which we did not have notice prior to March 4, 2012, or that applicable laws otherwise permit proxies to vote on a discretionary basis, it is intended that the person authorized under solicited proxies may vote or act thereon in accordance with his or her own judgment.

By order of the Board of Directors,

MATERION CORPORATION

Michael C. Hasychak

Secretary

Mayfield Heights, Ohio

March 30, 2012

Shareowner Services P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/mtrn Use the Internet to vote your proxy until 11:59 p.m. (ET) on May 1, 2012.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on May 1, 2012.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò     Please detach here    ò

The Board of Directors Recommends a vote FOR all the nominees in Item 1 and a vote FOR Items 2 and 3.

1. Election of directors:	01 Richard J. Hipple 03 Geoffrey Wild 02 William B. Lawrence	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company	☐	For	☐	Against	☐	Abstain

3.	To approve, by non-binding vote, named executive officer compensation	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 2, 2012

11:00 A.M.

Executive Caterers at Landerhaven

6111 Landerhaven Drive

Mayfield Heights, Ohio 44124

Materion Corporation 6070 Parkland Blvd. Mayfield Heights, OH 44124	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 2, 2012.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all the nominees in Item 1 and “FOR” Items 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Richard J. Hipple and Michael C. Hasychak, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.